Exhibit 10.67

Agreement

on the Sale and Purchase of all shares in

Tower Automotive Holdings Europe B.V.

TABLE OF CONTENTS

1.	Corporate structure	13
1.1	Tower Automotive Holdings Europe B.V.	13
1.2	Group Companies	13
1.3	Cash pooling agreements; shareholder financing	14
1.4	Effective Date	14
2.	Sale of the Shares; condition precedent; approvals	14
2.1	Sale of the Shares and the Intercompany Loan; right to profits	14
2.2	Condition precedent	15
2.3	Debt Financing Agreements	15
2.4	Approvals; Approval by the Company	15
3.	Purchase Price; conditions of payment	16
3.1	Purchase Price	16
3.2	Due date of Estimated Purchase Price; reductions to Estimated Purchase Price	17
3.3	Seller’s payment for Leakage	18
3.4	Conditions of payment	19
3.5	No set-off	19
4.	Closing Date; rescission right; Closing actions	19
4.1	Closing; Closing Date	19
4.2	Closing Condition	20
4.3	Rescission Right	21
4.4	Actions on and after the Closing Date	22
5.	Effective Date Statement/Settlement Payments	25
6.	Seller Parties’ guarantees	25
6.1	Form and scope of the guarantees	25
6.2	Guarantees	25
6.3	No other Seller’s guarantees	35
6.4	Seller’s Knowledge	35
7.	Remedies for breach by Seller or Loan Seller	35
7.1	General/recoverable damages	35
7.2	De Minimis Amount, Threshold	37
7.3	Overall scope of Seller’s liability pursuant to this agreement	38
7.4	Exclusion of claims due to Purchaser’s knowledge	38
7.5	Notification of Seller, procedure in case of third-party claims	39

1

7.6	Mitigation	42
7.7	Limitation periods	43
7.8	Exclusion of further remedies	43
7.9	Payments	44
7.10	Zwickau specific indemnity	45
8.	Tax indemnity	46
8.1	Definitions	46
8.2	Tax Indemnification	49
8.3	Tax Refunds	51
8.4	Reverse Indemnity	51
8.5	Cooperation on Tax matters	52
8.6	Tax Proceedings after Closing	53
8.7	CIT Group	56
8.8	Limitations	56
8.9	Miscellaneous	57
9.	Purchaser’s guarantees	57
9.1	Guarantees	57
9.2	Remedies	59
10.	Covenants	59
10.1	Merger control proceedings; other regulatory requirements	59
10.2	Access to financial information	61
10.3	No deviation from ordinary course of business; no Leakage	61
10.4	Insurance coverage	67
10.5	Use of names, trademarks and trade names	67
10.6	Retention of records	68
10.7	Seller release	69
10.8	Non-competition	69
10.9	Third-party consents and notices	70
10.10	Capital expenditures	70
10.11	Steering Committee	71
11.	Termination of intra-group relationships; transitional services	71
11.1	Intra-group relationships	71
11.2	Transitional and Engineering Services	72
12.	Release of Securities/Replacement as Contract Counterparty	73
12.1	Definitions	73

2

12.2	Assumption and discharge of Security Liabilities	73
13.	Confidentiality and press releases	74
13.1	Confidentiality; press releases; public disclosure	74
13.2	Seller’s confidentiality	75
13.3	Purchaser’s confidentiality; return of documents	75
14.	Assignment of rights and obligations	75
15.	Seller’s Guarantor and indemnification	76
15.1	Guarantee	76
15.2	Indemnification	76
16.	Transfer taxes and costs, costs of advisors	76
16.1	Transfer taxes and costs	76
16.2	VAT	77
16.3	Costs of advisors	77
17.	Notices	77
17.1	Form of notices	77
17.2	Notices to the Seller	77
17.3	Notices to Loan Seller	78
17.4	Notices to the Purchaser	78
17.5	Notices to the Seller’s Guarantor	79
17.6	Change of address	80
17.7	Copies to advisors	80
18.	Miscellaneous	80
18.1	Governing law	80
18.2	Disputes	80
18.3	Business Day	81
18.4	Amendments to this agreement	81
18.5	Third-party enforcement rights	81
18.6	Acknowledgement of Notary	81
18.7	Headings; references to German legal terms; interpretation; references to clauses	82
18.8	Annexes	82
18.9	Entire Agreement	82
18.10	Severability	82

3

Index of Definitions

Term	Defined in clause
Accounting Firm	as defined in para. (f) of Annex 5 (Effective Date Statement/Settlement Payments)
Acknowledgement Notice	as defined in clause 7.5.3
Affiliates	as defined in clause 8.1
AktG	as defined in clause 1.3.1
Announcement Date	as defined in Preamble (D)
Anti-Bribery Law	as defined in clause 6.2.4(b)
Assignment Agreement	as defined in clause 4.4.1(g)
Basis Debt	as defined in Annex 3.1.2 (Cash, Debt and Net Working Capital)
BGB	as defined in clause 6.1
Breach	as defined in clause 7.1.1
Business	as defined in Preamble (A)
Business Day	as defined in clause 18.3
Business Plan	as defined in clause 10.3.2
Capex Shortfall Amount	as defined in clause 10.10
Cash	as defined in Annex 3.1.2 (Cash, Debt and Net Working Capital)
Cash Pooling Agreement	as defined in clause 1.3.1
Cash Pooling Agreement Liabilities	as defined in clause 1.3.1
CIT Group	as defined in clause 8.1
Claim	as defined in clause 7.2
Claim Notice	as defined in clause 7.5.1
Closing	as defined in clause 4.1
Closing Actions	as defined in clause 4.4.1
Closing Conditions	as defined in clause 4.2.1
Closing Date	as defined in clause 4.1
Closing Memorandum	as defined in clause 4.4.1(j)
Company	as defined in clause 1.1.1
Compensatory Amount	as defined in clause 3.3.1
Confidentiality Agreement	as defined in clause 13.1.1
Damages	as defined in clause 7.1.1
Data Room	means the virtual data room for the transaction referred to in clause 7.4.1, containing documents and information relating to the Group Companies, the contents of which are filed on the USB enclosed hereto as Annex (A) (Data Room USB);

4

De Minimis Amount	as defined in clause 7.2
Debt	as defined in Annex 3.1.2 (Cash, Debt and Net Working Capital)
Debt Financing	as defined in clause 2.3
Debt Financing Agreements	as defined in clause 2.3
Debt Financing Sources	as defined in clause 2.3
Deed of Transfer	as defined in clause 4.4.1(d)
Disclosed Information	as defined in clause 7.4.1
Draft Estimated Statement	as defined in para. (a) of Annex 5
Effective Date	as defined in clause 1.4
Effective Date Statement	as defined in para. (c) of Annex 5 (Effective Date Statement/Settlement Payments)
Engineering Services Agreement	as defined in clause 11.2.5
Enterprise Value	as defined in clause 3.1.1(a)

Estimated Cash	as defined in para. (a) of Annex 5 (Effective Date Statement/Settlement Payments)
Estimated Debt	as defined in para. (a) of Annex 5 (Effective Date Statement/Settlement Payments)
Estimated Net Working Capital	as defined in para. (a) of Annex 5 (Effective Date Statement/Settlement Payments)
Estimated Purchase Price	as defined in para. (a) of Annex 5 (Effective Date Statement/Settlement Payments)

EUMR	as defined in clause 4.2.1(a)(i)
Filings	as defined in clause 10.1.1

Final Estimated Statement	as defined in para. (b) of Annex 5 (Effective Date Statement/Settlement Payments)

Financial Information	as defined in clause 6.2.3(a)
Firm	as defined in clause 7.5.4
Formal Notice	as defined in clause 7.5.4
Group Companies	as defined in clause 1.2.2
Group Companies’ Shares	as defined in clause 1.2.2

5

Hazardous Substance	as defined in clause 6.2.14(a)
Information Technology	as defined in clause 11.2.2
Intercompany Loan	as defined in Preamble (H)
Intra-Group Agreements	as defined in clause 11.1.1
IT Transfers	as defined in clause 11.2.2
IT TSA	as defined in clause 11.2.3
IT Standalone Costs	as defined in clause 11.2.2
Key Employee(s)	as defined in clause 6.2.6(b)
Known	as defined in clause 7.4.2
Leakage	as defined in clause 10.3.4(b)
Leakage Certificate	as defined in clause 3.3.1
Liability Cap	as defined in clause 7.3
Loan Price	as defined in clause 3.1.3
Loan Seller	as defined in the Parties section
Loan Seller’s Account	as defined in clause 3.4.1(b)
Long Stop Date	as defined in clause 4.3.1
Other Debts	as defined in Annex 3.1.2 (Cash, Debt and Net Working Capital)
Majority Entities	as defined in clause 1.2.1
Management Presentation	as defined in clause 7.4.1
Material Contracts	as defined in clause 6.2.11
Member State	as defined in clause 4.2.1(a)(ii)
Negative Pledge Certificate	as defined in clause 10.3.3
Net Working Capital	as defined in Annex 3.1.2 (Cash, Debt and Net Working Capital)
Notary	as defined in clause 4.4.1(a)
Notary Account	as defined in clause 4.4.1(a)
Notary Letter	as defined in clause 4.4.3

Notice of Disagreement	as defined in para. (e) of Annex 5 (Effective Date Statement/Settlement Payments)

Notices	as defined in clause 17.1
Party/Parties	as defined in the Parties section
Permitted Leakage	as defined in clause 10.3.4(c)
Power of Attorney	as defined in clause 4.4.1(d)
Pre-Effective Date Period	as defined in clause 8.1
Pre-Effective Date Straddle Period	as defined in clause 8.1
Pre-Effective Date Tax	as defined in clause 8.1
Pre-Effective Date Tax Refund	as defined in clause 8.1
Pre-Sale Restructuring	as defined in Preamble (G)
Public Aid	as defined in clause 6.2.5
Purchase Price	as defined in clause 3.1.4

6

Purchase Price Adjustment	as defined in para. (c) of Annex 5 (Effective Date Statement/Settlement Payments)

Purchaser	as defined in the Parties section
Purchaser Indemnified Parties	as defined in clause 7.1.1
Q&A Process	as defined in clause 7.4.1
Real Property	as defined in clause 6.2.7(a)
Relevant Tax Proceeding	as defined in clause 8.1
Restricted Area	as defined in clause 10.8.1
Restricted Period	as defined in clause 10.8.1
Securities	as defined in clause 12.1.1
Security Liabilities	as defined in clause 12.1.2
Security Release Period	as defined in clause 12.2.1
Seller	as defined in the Parties section
Seller Parties	as defined in the Parties section
Seller’s Account	as defined in clause 3.4.1(a)
Seller’s Affiliates	as defined in clause 1.3.1
Seller’s Guarantor	as defined in the Parties section
Seller’s Knowledge	as defined in clause 6.4
Share Price	as defined in clause 3.1.1
Shares	as defined in clause 1.1.3
Signing Date	as defined in Preamble (E)
Straddle Period	as defined in clause 8.1
Target Net Working Capital	as defined in Annex 3.1.2 (Cash, Debt and Net Working Capital)
Tax Acknowledgement Notice	as defined in clause 8.6.2
Tax Allocation Agreement	as defined in clause 6.2.10(e)
Tax Authority	as defined in clause 8.1
Tax Benefit	as defined in clause 8.1
Tax Firm	as defined in clause 8.6.3
Tax Formal Notice	as defined in clause 8.6.3
Tax Indemnification Claim	as defined in clause 8.2.1
Tax Indemnification Due Date	as defined in clause 8.2.1(e)(i)
Tax Matters	as defined in clause 6.2.10
Tax Proceeding	as defined in clause 8.1
Tax Refund	as defined in clause 8.1
Tax Return	as defined in clause 8.1
Tax(es)	as defined in clause 8.1
Threshold	as defined in clause 7.2
Tooling Losses	as defined in Annex 3.1.2 (Cash, Debt and Net Working Capital)
Tower Asia	as defined in clause 10.3.5(a)(i)

7

Tower Asia Group	as defined in clause 10.3.5(a)(i)
Tower Designations	as defined in clause 10.5.2
Tower Europe Group	as defined in clause 1.2.2
Tower Holdings Europe	as defined in clause 1.1.1
Tower International Group	as defined in Preamble (A)
Transaction	as defined in Preamble (F)
Transaction Expenses	as defined in clause 10.3.4(b)(ix)

Unaudited Financial Statements	as defined in para. (a) of Annex 5 (Effective Date Statement/Settlement Payments)

US GAAP	means United States generally accepted accounting principles and practices in effect from time to time
VAT	as defined in clause 8.1
Zwickau Complaints	as defined in clause 7.10
Zwickau Costs	as defined in clause 7.10
Zwickau Facility	as defined in clause 7.10

8

Annexes referred to in this agreement

Annex	Description
Annex (A)	Data Room USB
Annex (G)	Pre-Sale Restructuring
Annex 1.2.1	Majority Entities
Annex 1.3.1	Cash Pooling Agreement
Annex 2.1.2	Copy of Company’s consent regarding sale and assignment of Intercompany Loan
Annex 2.3	Debt Financing Agreements
Annex 2.4.1	Copies of Board Approvals
Annex 2.4.2	Copy of Shareholder's Resolution regarding approval of sale and transfer of Shares

Annex 3.1.2	Cash, Debt and Net Working Capital

Annex 3.3.1	Leakage Certificate
Annex 4.4.1(d)	Power of Attorney for Deed of Transfer; Deed of Transfer
Annex 4.4.1(f)(i)	Resignation Letters
Annex 4.4.1(j)	Closing Memorandum
Annex 4.4.3	Notary Letter

Annex 5	Effective Date Statement/Settlement Payments

Annex 6.2.1(a)	List of Articles of Association (or equivalent documents) of the Group Companies
Annex 6.2.3(a)	Financial Information
Annex 6.2.6(a)	Collective Bargaining Agreements
Annex 6.2.6(b)	Key Employees
Annex 6.2.6(c)	Labor Disputes
Annex 6.2.7(a)	List of Real Property
Annex 6.2.7(c)	Real Property notice or claim
Annex 6.2.9	Deviations from Ordinary Course of Business of Group Companies
Annex 6.2.11	Material Contracts

9

Annex 6.2.12	Major customers
Annex 10.3.2(o)	Third-Party Financing Agreements
Annex 10.3.3	Negative Pledge Certificate
Annex 10.3.4(c)(ii)	Permitted Leakage
Annex 10.3.5(a)(i)	Tower Asia Group
Annex 10.10	2018 Capex Budget
Annex 11.1.1	Intra-Group Agreements
Annex 11.2.3	IT TSA
Annex 12.1.1	List of Securities
Annex 13.1.1	Press release

10

Agreement on the sale and purchase

of all shares in Tower Automotive Holdings Europe B.V.

Parties:

(5)	Tower Automotive Holdings III Coöperatie U.A., a cooperative incorporated under the laws of the Netherlands with registered seat in Baarn, the Netherlands, and address at Herikerbergweg 124, Luna ArenA, 1101 CM Amsterdam, the Netherlands, and registered with the Chamber of Commerce (Kamer van Koophandel) under registration number 32124774 (the Seller);

(6)	Tower Automotive Holdings USA, LLC, a limited liability company incorporated under the laws of the State of Delaware, United States of America, and registered under trade register number 26-0459108 (the Loan Seller);

(7)	Financière SNOP Dunois S.A., a société anonyme incorporated under the laws of France with registered seat in avenue d’Auvergne, 43100 Brioude, France, and registered with the Trade and Companies Register of le Puy en Velay under registration number 381 904 382 (the Purchaser);

(the Seller, the Loan Seller and the Purchaser together, the Parties, and each of them, a Party); and

(8)	Tower International, Inc., a corporation under the laws of the State of Delaware with registered seat in 17672 North Laurel Park Drive, Suite 400E, Livonia, MI 48152, United States of America, and registered with the Secretary of State of Delaware under registration number 27-3679414 (the Seller’s Guarantor);

(the Seller, the Loan Seller and the Seller’s Guarantor together, the Seller Parties, and each of them, a Seller Party).

Whereas:

(A)	The Seller is an indirect wholly owned subsidiary of the Seller’s Guarantor. The Seller’s Guarantor and its subsidiaries (together, the Tower International Group) are leading global suppliers of engineered automotive structural metal components and assemblies to original equipment manufacturers. The European operations of Tower International Group supply the automotive industry with body-structure stampings, class A stampings, hot-formed structures and complex welded assemblies (the Business). The Seller is a holding company within the Tower International Group.

11

(B)	The Purchaser is a leading global supplier to the automotive industry with administrative seat in Villepinte, France. The Purchaser is active in the field of, inter alia, designing and manufacturing interior and engine compartment parts and automatic presses.

(C)	On 5 and 23 October 2018, the Purchaser issued, respectively, an initial and a revised non-binding letter of intent expressing its interest in purchasing all shares in the Company.

(D)	On 20 November 2018, the Parties entered into a memorandum of understanding to grant the Purchaser the opportunity to inform and consult its European works council (comité d’entreprise européen) in connection with the Transaction, following which, on the same date, the Seller’s Guarantor publicly announced the Transaction (the Announcement Date).

(E)	Prior to the date of this agreement (the Signing Date), the Purchaser has informed and consulted its European works council and its positive opinion was obtained on 28 November 2018.

(F)	The Seller intends to sell to the Purchaser all shares in the Company, and the Purchaser intends to purchase these shares, at a price, under the terms and subject to the conditions set forth in this agreement (the Transaction).

(G)	On or prior to the Effective Date, the Seller intends to implement a pre-sale restructuring, through which the Tower Asia Group (as defined below) will be carved-out from the group of companies currently held by the Seller (the Pre-Sale Restructuring). Further details of the Pre-Sale Restructuring are attached to this agreement as Annex (G).

(H)	On 1 October 2017, the Loan Seller and the Company entered into the Third Amended and Restated Intercompany Loan Agreement with a nominal amount of USD 178,144,689.41 (in words: one hundred seventy-eight million, one hundred forty-four thousand, six hundred eighty-nine US dollars and forty-one cents) as per 31 December 2018, with the Company as borrower and the Loan Seller as lender (any rights and claims of the lender thereunder the Intercompany Loan). The Loan Seller intends to sell and transfer the Intercompany Loan to the Purchaser.

12

(I)	The Seller’s Guarantor has agreed to guarantee, for the benefit of the Purchaser, the full, due and punctual performance by the Seller and the Loan Seller of their respective obligations under this agreement.

It is agreed:

1.	Corporate structure

1.1	Tower Automotive Holdings Europe B.V.

1.1.1	Tower Automotive Holdings Europe B.V. (Tower Holdings Europe or the Company) is a limited liability company incorporated under the laws of the Netherlands with registered seat in Baarn, the Netherlands, and registered with the Chamber of Commerce (Kamer van Koophandel) under registration number 32125032. The Company is the holding company of Tower International Group’s European operations.

1.1.2	The registered share capital (Geplaatst kapitaal) of Tower Holdings Europe amounts to EUR 18,000.00 (in words: eighteen thousand euros) and is divided into 18,000 (in words: eighteen thousand) shares in the nominal value of EUR 1 (in words: one euro) each, held by the Seller.

1.1.3	In this agreement, all shares the Seller holds in the Company are collectively referred to as the Shares, regardless of whether number, nominal amounts and consecutive numbering of the shares or the registered share capital of Tower Holdings Europe correspond to the aforementioned details.

1.2	Group Companies

1.2.1	The Company holds, directly or indirectly, the majority of the voting rights in, or otherwise controls within the meaning of sec. 290 para. 2 or para. 3 of the German Commercial Code (HGB), the entities listed in Annex 1.2.1 (the Majority Entities). The Company does not hold, directly or indirectly, minority participations in any entities.

1.2.2	The Majority Entities and the Company are collectively also referred to as the Group Companies or as the Tower Europe Group, and the shares in these entities as the Group Companies’ Shares.

13

1.3	Cash pooling agreements; shareholder financing

1.3.1	As of the Effective Date, only the Cash Pooling Agreement listed in Annex 1.3.1 (Cash Pooling Agreement) will exist within the group formed by the Company, and there will be no cash pooling agreements between the Seller and its affiliated companies within the meaning of sec. 15 et. seqq. of the German Stock Corporation Act (AktG) (except for the Group Companies) (the Seller’s Affiliates) on the one hand, and any of the Group Companies on the other hand (the Cash Pooling Agreement). The participation of Tower Asia, Tower Automotive International Holdings B.V. and Tower Automotive Holdings VI B.V. in the Cash Pooling Agreement will be terminated with effect as of the Effective Date at the latest. Any balance under their participation in the Cash Pooling Agreement shall be settled between the respective parties on the Closing Date at the latest (the Cash Pooling Agreement Liabilities).

1.3.2	Other than the Cash Pooling Agreement and the Intercompany Loan, at Closing there will be no further loan agreements between the Seller and the Seller’s Affiliates (other than the Group Companies) on the one hand and the Group Companies on the other hand.

1.4	Effective Date

For the purposes of this agreement, the Effective Date shall mean 31 December 2018, 24:00 hours (Central European Time).

2.	Sale of the Shares; condition precedent; approvals

2.1	Sale of the Shares and the Intercompany Loan; right to profits

2.1.1	Upon the terms and subject to the conditions set out in this agreement, the Seller hereby sells (verkauft), and the Purchaser hereby purchases (kauft), the Shares with any and all rights associated with or otherwise pertaining to them, including, without limitation, the right to receive dividends for any fiscal year prior to the Closing Date to the extent such dividends have not been distributed to the Seller (or any then current shareholder(s)) prior to the Effective Date.

2.1.2	Upon the terms and subject to the conditions set out in this agreement, the Loan Seller hereby sells (verkauft), and the Purchaser hereby purchases (kauft), any claims, other rights and any obligations arising from or in connection with the Intercompany Loan. The Company has irrevocably consented to the sale and assignment of the claims, other rights and any obligations arising from or in connection with the Intercompany Loan. A copy of such declaration of consent is attached hereto as Annex 2.1.2 (Copy of Company’s consent regarding sale and assignment of Intercompany Loan).

14

2.1.3	Subject to the terms and conditions of this agreement, the Shares shall be transferred to the Purchaser with economic effect (mit wirtschaftlicher Wirkung) as of the expiry of the Effective Date, notwithstanding that (i) legal title to the Shares and the Intercompany Loan shall only be transferred to the Purchaser with in rem effect (mit dinglicher Wirkung) by separate Deed of Transfer (as set forth in clause 4.4.1(d)) and Assignment Agreement (as set forth in clause 4.4.1(g)) and that (ii) specific terms and conditions of this agreement may stipulate a risk distribution between the Seller and the Purchaser with economic effect before or after the Effective Date.

2.2	Condition precedent

The transfer of the Shares and the assignment of the Intercompany Loan each with in rem effect shall be subject to the condition precedent (aufschiebend bedingt) of (i) the Closing Conditions being fulfilled or waived, as applicable, and (ii) the Estimated Purchase Price having been paid to the Seller and the Loan Seller by the Notary pursuant to clause 4.4.2(a) below.

2.3	Debt Financing Agreements

Each of the Seller and the Loan Seller has received from the Purchaser executed copies of the binding and fully documented debt financing agreements dated 19 November 2018 pursuant to which the lenders named therein (Debt Financing Sources) have committed, subject to the terms and conditions set forth therein, to lend the amounts set forth therein for the purposes of financing the transactions contemplated by this Agreement and related fees and expenses (the Debt Financing) and attached hereto as Annex 2.3 (the Debt Financing Agreements).

2.4	Approvals; Approval by the Company

2.4.1	The boards of the Seller, the Loan Seller and the Purchaser, as well as the board of the Seller’s Guarantor, have approved this agreement and the transactions contemplated hereby. Copies of such approvals are attached hereto as Annex 2.4.1 (Copies of Board Approvals).

15

2.4.2	A copy of the resolution of the shareholder of the Company approving the sale and transfer of the Shares to the Purchaser is attached hereto as Annex 2.4.2 (Copy of Shareholder’s Resolution regarding approval of sale and transfer of Shares).

3.	Purchase Price; conditions of payment

3.1	Purchase Price

3.1.1	The price to be paid by the Purchaser to the Seller for the sale and transfer of the Shares shall be the amount resulting from the following calculation:

(a)	an amount equal to EUR 255,000,000 (in words: two hundred fifty-five million euros) (the Enterprise Value);

plus

(b)	an amount equal to Cash;

minus

(c)	an amount equal to Debt (which includes, for the avoidance of doubt, an amount equal to the Loan Price);

plus

(d)	if the Net Working Capital exceeds the Target Net Working Capital, the amount by which the Net Working Capital exceeds the Target Net Working Capital;

minus

(e)	if the Net Working Capital falls short of the Target Net Working Capital, the amount by which the Net Working Capital falls short of the Target Net Working Capital;

as determined in accordance with this clause 3 and Annex 5 (Effective Date Statement/Settlement Payments) (the Share Price).

16

3.1.2	For purposes of clause 3.1.1 and throughout this agreement, items of Cash, Debt, Net Working Capital and Target Net Working Capital shall be determined in accordance with Annex 3.1.2 (Cash, Debt and Net Working Capital) (taking into account the accompanying narrative).

3.1.3	The price to be paid by the Purchaser to the Loan Seller for the Intercompany Loan (the Loan Price) shall be the nominal value of the outstanding claims of the Loan Seller under the Intercompany Loan as of the Closing Date, including any interest accrued thereunder until and including the Closing Date. The U.S. dollar currency Loan Price shall be converted into euros at the spot rate of exchange for euros as published on the website of the European Central Bank on the fifth (5th) Business Day before the Closing Date.

3.1.4	The aggregate of the Share Price, as reduced by, as the case may be, the Capex Shortfall Amount and the Compensatory Amount in accordance with the provisions of clause 3.2.2 and Annex 5 (Effective Date Statement/Settlement Payments) and the Loan Price, shall be referred to as the Purchase Price.

3.2	Due date of Estimated Purchase Price; reductions to Estimated Purchase Price

3.2.1	The Estimated Purchase Price shall be due and payable by the Purchaser in accordance with the terms set out in this clause 3, clause 4.4.1 and Annex 5 (Effective Date Statement/Settlement Payments).

3.2.2	The Estimated Purchase Price shall be reduced by, as the case may be, (i) the Capex Shortfall Amount in accordance with clause 10.10, and (ii) the Compensatory Amount in accordance with clause 3.3, if any, provided that in case the Parties disagree on the Capex Shortfall Amount or the Compensatory Amount to be deducted from the Estimated Purchase Price, Purchaser’s payment on the Closing Date shall be determined on the basis of the Capex Shortfall Amount stated in the Unaudited Financial Statements and the Compensatory Amount mentioned in the Leakage Certificate, and the final determination of the Capex Shortfall Amount and the Compensatory Amount, as the case may be, shall be made after Closing in accordance with the provisions of para. (f) of Annex 5 (Effective Date Statement/Settlement Payments) applied mutatis mutandis.

17

3.2.3	For the avoidance of doubt, the Parties agree that all Transaction Expenses, if any, incurred by the Group Companies and unpaid as of the Effective Date, shall be the sole and exclusive responsibility of the Seller and the Seller’s Guarantor, and the Purchaser and the Group Companies shall incur no liability whatsoever in respect thereto. In case transaction bonuses and other types of compensation are to be paid by the Seller or any of the Seller’s Affiliates following the Closing Date to management or employees of the Group Companies, the Purchaser shall cause the Group Companies to facilitate such payment through the Group Companies’ payrolls, provided that the Purchase Price shall be reduced by any Damages and Taxes which may have been suffered or incurred by any of them as a result of such payments by way of a post Closing payment from the Seller or the Seller’s Guarantor to the Purchaser, to be made within five (5) Business Days after the respective payments to management or employees of the Group Companies have been made.

3.3	Seller’s payment for Leakage

3.3.1	The Seller shall on the Closing Date deliver to the Purchaser a Leakage certificate in the form attached as Annex 3.3.1 (Leakage Certificate) signed by a duly authorized representative of the Seller (the Leakage Certificate) confirming that as of the Closing Date, other than as may be indicated in the Leakage Certificate, there has been no Leakage between the Effective Date and the Closing Date or, to the extent there has been any Leakage between the Effective Date and the Closing Date, confirming the nature and amount of such Leakage. The amount of the Leakages mentioned in the Leakage Certificate (the Compensatory Amount) shall be deducted from the Estimated Purchase Price in accordance with the provisions of clause 3.2.2. For the avoidance of doubt, the delivery by the Seller of the Leakage Certificate does not constitute a limitation of the liability of the Seller under this agreement.

3.3.2	The Seller undertakes to the Purchaser that, if there is any such breach of clause 10.3.4 (No Leakage) other than properly specified and evaluated in the Leakage Certificate and deducted from the Estimated Purchase Price in accordance with the provisions of clause 3.2.2, the Seller shall pay, or procure the payment in cash to the Purchaser or, if the Purchaser so directs, to the Company of the Compensatory Amount for such Leakage. The Compensatory Amount shall be treated as a reduction of the Purchase Price.

3.3.3	For the avoidance of doubt, none of the limitations set forth in clause 7.2 and clause 7.3 shall apply to any liability of the Seller due under this clause 3.3.

18

3.4	Conditions of payment

3.4.1	Unless otherwise provided in this agreement, all payments owed to the Seller and the Loan Seller under this agreement, with the exception of, for the avoidance of doubt, payment of the Estimated Purchase Price by the Purchaser in accordance with clause 3.2 and clause 4.4.1(a), shall be made by wire transfer – to be credited on the same day – to the following accounts:

(a)	payments owed to the Seller shall be made to the Seller’s account: IBAN XXXXXXXXXXXXXXXXXX at Citibank (BIC CITIGB2L) (the Seller’s Account);

(b)	payments owed to the Loan Seller shall be made to the Loan Seller’s account: IBAN XXXXXXXXXXXXXXXXXX at Citibank (BIC CITIGB2L) (the Loan Seller’s Account).

Any costs and charges relating to the wire transfer shall be borne by the Purchaser.

3.4.2	Unless otherwise provided in this agreement, all payments owed to the Purchaser under this agreement shall be made by wire transfer – to be credited on the same day – to the following Purchaser’s account: IBAN XXXXXXXXXXXXXXXXXX at BNP Paribas bank (BIC BNPAFRPPAEA). Any costs and charges relating to the wire transfer shall be borne by the Seller.

3.5	No set-off

Any right of the Purchaser to set-off and/or to withhold any payments due to the Seller and/or the Loan Seller under this agreement is hereby expressly waived and excluded, except for Claims which are undisputed or the subject matter of a final, binding and un-appealable judgment by a competent court or arbitral tribunal.

4.	Closing Date; rescission right; Closing actions

4.1	Closing; Closing Date

The consummation of the transactions contemplated by this agreement (the Closing) shall take place at the offices of De Brauw Blackstone Westbroek N.V. in Amsterdam, five (5) Business Days after the date on which the Closing Conditions set forth in clause 4.2.1 below has been fulfilled or waived, or at any other time or place which the Seller and the Purchaser will mutually agree upon (such date, the Closing Date).

19

4.2	Closing Condition

4.2.1	The obligations of the Parties to carry out the Closing shall be subject to the satisfaction of the conditions (the Closing Conditions) that:

(a)	the European Commission or each of the relevant national competition authorities in Czech Republic, Germany, Poland and Slovakia has cleared the acquisition of the Shares by the Purchaser. This Closing Condition shall be deemed satisfied if:

(i)	the European Commission is competent to examine the Transaction according to article 4 para. 5 of the European Union Merger Regulation (EUMR) and has declared the Transaction compatible with the Common Market pursuant to article 6 para. 1 lit. b or article 8 para. 1 or 2 of the EUMR; or

(ii)	in the event where at least one (1) member state of the European Union (Member State) has expressed its disagreement as regards the request to refer the case to the European Commission according to article 4 para. 5 of the EUMR, each of the relevant national competition authorities in Czech Republic, Germany, Poland and Slovakia has cleared or are deemed to have cleared the Transaction; or

(iii)	the Transaction is deemed to be compatible with the Common Market pursuant to article 10 para. 6 of the EUMR since the European Commission has (i) neither made a decision pursuant to article 6 para. 1 of the EUMR within the time limits set forth in article 10 para. 1 or 3 of the EUMR, (ii) nor made a decision pursuant to article 8 para. 1, 2, or 3 of the EUMR within the time limits set forth in article 10 para. 3 of the EUMR; or

(iv)	(A) the European Commission has decided pursuant to article 9 para. 3 of the EUMR or article 4 para. 4 of the EUMR to refer the case, in full or in part, to the competent authorities of the relevant Member State or the European Commission is deemed to have made such referral pursuant to article 9 para. 5 of the EUMR or article 4 para. 4 subpara. 4 of the EUMR and (B) the European Commission has made or is deemed to have made a decision as described in para. (i) or (iii) of this clause 4.2.1(a) concerning that part of the case not referred or not deemed to have been referred as described in (A) of this clause 4.2.1(a)(iv), and, (C) as concerns that part of the case that has been or is deemed to have been referred to a Member State as described in (A) of this clause 4.2.1(a)(iv), the proposed concentration has been cleared by the competent Member State authority or is deemed to have been cleared under the applicable national merger control provisions.

20

(b)	there shall be no breach of the Seller’s guarantees set out in clause 6.2.1 (Corporate matters, authority and valid obligations) which would, individually or in the aggregate, reasonably be expected to have a material adverse effect on the Group Companies, taken as a whole;

it being specified that the Closing Condition (b) is for the sole benefit of the Purchaser which may (to the extent permitted by law) waive it, in whole or in part, by written notice to the Seller.

4.2.2	Each Party shall notify the respective other Party immediately when learning that the Closing Condition set out in clause 4.2.1(a) has been fulfilled.

4.3	Rescission Right

4.3.1	If the Closing Condition pursuant to clause 4.2.1 above has not been satisfied by (and including) 30 June 2019 (the Long Stop Date), each of the Seller and the Purchaser shall have the right to rescind (zurücktreten von) this agreement by written notice to the other Party, provided that no Party shall be entitled to terminate this agreement unilaterally on the basis of this clause 4.3.1 whose failure to comply with any covenant or obligation pursuant to this agreement caused the non-fulfilment of the Closing Condition to occur.

4.3.2	If this agreement is rescinded in accordance with clause 4.3.1 or by mutual written consent of the Parties, this agreement shall cease to have force and effect and shall not create any binding obligation between the Parties except that (i) this clause 4.3, clause 0 (Confidentiality and press releases), clause Section 3.1(a) (Seller’s Guarantor and indemnification), clause 16 (Transfer taxes and costs, costs of advisors), clause 17 (Notices) and clause 18 (Miscellaneous) shall remain in force and effect and (ii) no Party shall have any claim under this agreement of any nature whatsoever against the other Party except in respect of any rights and liabilities which have accrued before termination or pursuant to any of the surviving clauses set forth in (i).

21

4.4	Actions on and after the Closing Date

4.4.1	At the Closing, the Parties shall, in the sequence set out below, take the following actions (the Closing Actions):

(a)	On the Business Day immediately before the Closing Date, the Purchaser shall pay an amount equal to the Estimated Purchase Price minus the Capex Shortfall Amount (if any) and the Compensatory Amount (if any), into the notarial third-party account in the name of De Brauw Blackstone Westbroek N.V. and with the account number set out in the Notary Letter (the Notary Account), with reference to “Project Atlas”. Such amount due (A) must be credited to the Notary Account on the Business Day immediately before the Closing Date and with value of that date and (B) shall be held by the civil law notary Mr. M.G. Rebergen or any other civil law notary of De Brauw Blackstone Westbroek N.V., or such notary’s substitute (the Notary), and paid out from the Notary Account as set out further below.

(b)	On the Closing Date, the Notary shall, by not later than 10:00 a.m. CET, confirm to the Parties and the Seller’s Guarantor in writing that an amount equal to the Estimated Purchase Price minus the Capex Shortfall Amount (if any) and the Compensatory Amount (if any) has been received into the Notary Account.

(c)	Thereafter, the Seller or the respective Seller’s Affiliates on the one hand and the respective Company on the other hand shall enter into the IT TSA and, as the case may be, the Engineering Services Agreement.

(d)	Thereafter, executed, and to the extent required by the Notary compliant with any additional requirements, powers of attorney substantially in the form attached hereto as Annex 4.4.1(d) (Power of Attorney for Deed of Transfer; Deed of Transfer) (each such power of attorney a Power of Attorney) shall be delivered to the Notary by each of the Seller, the Purchaser and the Company, thereby authorizing the Notary to execute, on their behalf, the notarial deed of transfer of the Shares, substantially in the form attached hereto as Annex 4.4.1(d) (Power of Attorney for Deed of Transfer; Deed of Transfer) (the Deed of Transfer).

(e)	Immediately thereafter, the Seller shall deliver to the Notary the original shareholders register of the Company.

(f)	Immediately thereafter, the Seller shall deliver to the Purchaser:

22

(i)	duly executed resignation letters, effective at the execution of the Deed of Transfer, of Dennis C. Pike and Jeffrey L. Kersten as members of the management board of the Company in the form set out in Annex 4.4.1(f)(i) (Resignation Letters);

(ii)	a duly executed written resolution of the general meeting of the Company to grant full discharge to Robert M. Forterie, Dennis C. Pike, Jeffrey L. Kersten and Timo J. van Rijn as members of the management board of the Company effective as per the execution of the Deed of Transfer;

(iii)	one (1) original copy of a certificate signed by the Seller, bearing the date of the Closing Date, stating that the Closing Condition set out in clause 4.2.1(b) is satisfied;

(iv)	all books and records of the Company to the extent they are not already in its possession or under its control, except where such delivery would conflict with statutory retention obligations under applicable law and provided that the Seller shall have the right to retain copies of such books and records; and

(v)	one (1) duly signed original copy of the Leakage Certificate.

(g)	Immediately thereafter, the Loan Seller shall assign the Intercompany Loan to the Purchaser by means of execution of an assignment agreement in respect of the Intercompany Loan (the Assignment Agreement).

(h)	Thereafter, the Seller shall transfer the Shares to the Purchaser by means of execution of the Deed of Transfer by the Notary on behalf of the Seller, the Purchaser and the Company.

(i)	Thereafter, the Notary shall update the shareholders register of the Company to reflect the transfer of the Shares by the Seller to the Purchaser.

23

(j)	Finally, after all Closing Actions have been performed, the Parties shall execute (at least in duplicate) a closing memorandum substantially in the form attached hereto as Annex 4.4.1(j) (Closing Memorandum) (the Closing Memorandum), confirming the satisfaction or waiver, as the case may be, of the Closing Conditions and the performance of the Closing Actions (subject only to the payment of the Estimated Purchase Price to the Seller and the Loan Seller and the further actions by the Notary as set out in clause 4.4.2 below). For the avoidance of doubt, the legal effect of the Closing Memorandum shall be limited to serving as evidence that all Closing Conditions have been satisfied or waived and all Closing Actions have been performed and that the Closing has occurred, but the execution of the Closing Memorandum shall not limit or prejudice the rights of the Parties arising under this agreement or under applicable law.

4.4.2	By not later than 2:00 p.m. CET on the first Business Day following the Closing, the Notary shall:

(a)	pay the Estimated Purchase Price as reduced, as the case may be, by the Capex Shortfall Amount and the Compensatory Amount as set forth in the Final Estimated Statement, to the Seller into the Seller’s Account and to the Loan Seller into the Loan Seller’s Account;

(b)	shall confirm to the Parties in writing that such aforementioned amounts have been paid into the Seller’s Account and the Loan Seller’s Account;

(c)	attach such confirmation to the Closing Memorandum and provide authenticated copies of the Closing Memorandum with such attachment to each of the Parties;

whereby, for the avoidance of doubt, the actions of the Notary set out in this clause 4.4.2 shall not be subject to any (pre-)conditions whatsoever, other than the Notary having performed the required insolvency checks in respect of the Seller and having assured himself, prior to making the payment under clause 4.4.2(a) above into the Seller’s Account and into the Loan Seller’s Account, that the actions required for transfer as set out in the Notary Letter have been taken.

4.4.3	Further details of the notarial process set out in clauses 4.4.1 and 4.4.2 above are set out in the draft notarial letter attached to this agreement as Annex 4.4.3 (Notary Letter) (the Notary Letter). As soon as reasonably practicable after the Signing Date and no later than two (2) Business Days before the consummation of the transactions is envisaged to take place pursuant to clause 4.1 above, the Parties shall finalize the Notary Letter to confirm the flow of funds at Closing. On or one (1) Business Day prior to the Closing Date, the Parties shall, and the Purchaser shall procure that its financing bank(s) shall, execute the Notary Letter. The Notary Letter shall, where inconsistencies arise with this agreement, have precedence over this agreement.

24

5.	Effective Date Statement/Settlement Payments

The Parties shall determine the final Purchase Price, and settle any difference between the Estimated Purchase Price and the final Purchase Price, in accordance with the principles and procedures set forth in clause 3.2.2, clause 3.3 and Annex 5 (Effective Date Statement/Settlement Payments).

6.	Seller Parties’ guarantees

6.1	Form and scope of the guarantees

The Seller and, with regard to clauses 6.2.1(c), (d), (e), (f), (g), the Loan Seller and the Seller’s Guarantor and, with regard to clause 6.2.2 below, the Loan Seller only, and, with regard to clause 6.2.3(d), the Seller’s Guarantor only, hereby guarantee to the Purchaser, subject to the requirements and limitations provided for in clause 7 (Remedies for breach by Seller or Loan Seller) below or otherwise in this agreement, by way of an independent promise of guarantee (selbständiges Garantieversprechen) within the meaning of sec. 311 para. 1 of the German Civil Code (BGB) that the following statements are true and correct as of the Announcement Date, and, unless explicitly provided otherwise in this clause 6, on the Signing Date and on the Closing Date. The Parties agree and explicitly confirm that the guarantees in this clause 6 shall neither be qualified and construed as quality guarantees concerning the object of the purchase (Garantien für die Beschaffenheit der Sache) within the meaning of sec. 443, 444 of the BGB nor as quality agreements (Beschaffenheitsvereinbarungen) within the meaning of sec. 434 para. 1 sentence 1 of the BGB and that sec. 444 of the BGB (with respect to its provisions regarding quality guarantees concerning the object of the purchase (Garantien für die Beschaffenheit der Sache)) shall not and does not apply to the guarantees contained herein.

6.2	Guarantees

6.2.1	Corporate matters, authority and valid obligations

(a)	The statements in clause 1 (Corporate structure) regarding each of the Group Companies are true and correct. Each of the Group Companies has been duly incorporated and is validly existing under the laws of their respective jurisdictions. Annex 6.2.1(a) (List of Articles of Association (or equivalent documents) of the Group Companies) contains a correct list of the current articles of association (or equivalent documents) of each of the Group Companies.

25

(b)	The Group Companies’ Shares have been validly issued, are fully paid in, either in cash or in kind, and have not been repaid. They are free from any encumbrances or other rights of third-parties. The Group Companies’ Shares constitute the whole of the issued share capital and voting rights of the respective Group Companies and none of the Group Companies has approved any resolution to issue any other securities or shares in any of the Group Companies. There are no pre-emptive rights, options, voting arrangements or other rights of third-parties (exercisable now or in the future and whether contingent or not) to acquire or call for the issue of any of the Group Companies’ Shares, in each case except under statutory law or under the articles of association or equivalent documents or the agreements listed in Annex 6.2.1(a) (List of Articles of Association (or equivalent documents) of the Group Companies).

(c)	Each of the Seller Parties has been duly incorporated and is validly existing under the laws of the jurisdiction of its organization.

(d)	The execution and performance by each of the Seller Parties of this agreement and the consummation of the transactions contemplated by this agreement are within the corporate powers of each of them and have been duly authorized by all necessary corporate action on part of the Seller Parties. Clause 2.4.1 shall remain unaffected. No authorization or consent by a governmental entity or other third-party is required to be made or obtained by any of the Seller Parties (and not also by the Purchaser) prior to the Closing in connection with (i) the entering into of this agreement, (ii) the performance of their respective obligations hereunder or (iii) the consummation of any of the transactions contemplated by this agreement.

(e)	The execution and performance by each of the Seller Parties of this agreement and the consummation of the transactions contemplated by this agreement do not (i) violate their respective articles of association or by-laws, (ii) violate, subject to the fulfillment of the Closing Condition set out in clause 4.2.1(a) above, any applicable law, regulation, judgment, injunction or order binding on the Seller Parties. There is no action, law suit, investigation or proceeding pending against, or to the Seller’s Knowledge threatened against, the Seller Parties before any court, arbitration panel or administrative authority which in any manner challenges or seeks to prevent, alter or delay the transactions contemplated by this agreement.

26

(f)	None of the Seller Parties and none of the Group Companies is insolvent or, to the Seller’s Knowledge, subject to any bankruptcy, insolvency or equivalent proceedings. With respect to any of the Seller Parties and Group Companies, no circumstances exist which would require an application for any bankruptcy, insolvency or equivalent proceedings in other jurisdictions, nor do any circumstances exist according to any applicable bankruptcy or insolvency laws which would justify the avoidance of this agreement.

(g)	This agreement has been duly executed by each of the Seller Parties and, once signed, this agreement will constitute legal, valid and binding obligations of the Seller Parties, enforceable against each of them in accordance with its terms.

6.2.2	Intercompany Loan

The Loan Seller is the sole holder of the Intercompany Loan.

6.2.3	Financial Information

(a)	The Seller has delivered to the Purchaser certain financial information out of the Tower International Group’s internal management information system as attached hereto as Annex 6.2.3(a) (Financial Information) (the Financial Information).

(b)	The Financial Information and the Unaudited Financial Statements, as of the date on which the respective information was or will be created prior to the Closing Date, as the case may be, (i) are or will be derived from and are or will be consistent in all material respects with the books and records of the Group Companies and has or will have been prepared in all material respects in compliance with the internal control procedures of the Group Companies as set forth in Annex 6.2.3(a), (Financial Information) and (ii) are or will be prepared in accordance with a standard that give a true and fair view of the consolidated financial condition, cash flows, results of operations and change in shareholders’ equity of the Group Companies, in each case as of the dates thereof and for the periods referred to therein, in compliance with US GAAP.

27

(c)	On the Announcement Date, there are no off-balance-sheet commitments as would have to be disclosed in US GAAP financial statements, attributable to the Group Companies which would, individually or in the aggregate, reasonably be expected to have a material adverse effect on the financial condition or results of operations of the Group Companies, taken as a whole.

(d)	The Seller’s Guarantor maintains a system of internal accounting controls as described in its Form 10-K for the fiscal year 2017 which shall apply to the Group Companies.

6.2.4	Compliance with laws and permits

(a)	To the Seller’s Knowledge, each of the Group Companies holds, and is in compliance with, all material permits, authorizations and licenses which are required, if any, under applicable public laws (öffentliches Recht) in order to conduct its business as presently conducted in all material respects. To the Seller’s Knowledge, such permits, authorizations and licenses are in full force and effect and there are, as of the Announcement Date, no implications or threats of any revocation or restriction or subsequent orders (nachträgliche Anordnungen) relating to any of them which would, individually or in the aggregate, reasonably be likely to materially affect the respective businesses of the Group Companies after the Closing Date.

(b)	The Seller’s Guarantor has instituted policies and procedures designed to ensure compliance by the Group Companies with the US Foreign Corrupt Practices Act of 1977, as amended (Anti-Bribery Law). To the Seller’s Knowledge, the Group Companies have complied in all material respects with such procedures and none of the Group Companies nor any persons acting on behalf of any of the Group Companies has committed a violation of any Anti-Bribery Law.

28

6.2.5	Public Aid

To the Seller’s Knowledge, none of Tower Automotive Holding GmbH and Tower Automotive Presswerk Zwickau GmbH is in breach or default under the terms and conditions of the public aid granted by Sächsische AufbauBank – Förderbank on 25 February 2014 under the joint scheme for improving regional economic structures (Gemeinschaftsaufgabe “Verbesserung der regionalen Wirtschaftsstruktur”) (the Public Aid) which would entitle Sächsische AufbauBank – Förderbank to withdraw the Public Aid, including, but not limited to: (x) the plan to expand the Tower Automotive Presswerk Zwickau GmbH facility (including the acquisition of new forming technology and the creation of fifty-seven (57) permanent employment positions and one (1) trainee position) has been implemented prior to 13 March 2016, (y) the Public Aid has not been received due to fraud, threat, bribery or materially incorrect or incomplete information, and (z) the new forming technology is still used and there are at least four hundred and four (404) permanent employee and nine (9) trainee positions at the Tower Automotive Presswerk Zwickau GmbH facility. To the Seller’s Knowledge, Sächsische AufbauBank – Förderbank has not threatened in writing to withdraw the Public Aid and the consummation of the Closing will not trigger the withdrawal of the Public Aid or the amendment or acceleration of any material provision under the terms and conditions of the Public Aid, including, for the avoidance of doubt, as a result of the direct and indirect change of control of the Group Companies.

6.2.6	Employment matters

(a)	To the Seller’s Knowledge, Annex 6.2.6(a) (Collective Bargaining Agreements) contains, as of the Announcement Date, a true and correct list of all material collective bargaining agreements and works agreements by which any of the Group Companies, as of the Announcement Date, is bound. A collective bargaining agreement or works agreement shall be “material” for the purposes of this agreement if it triggers direct future financial obligations of EUR 50,000.00 (in words: fifty thousand euros) or more per financial year.

(b)	Annex 6.2.6(b) (Key Employees) contains, as of the Announcement Date, a true and correct list of all employees and managing directors of the Group Companies who form part of the so-called European Leadership Team (such employees collectively the Key Employees and each a Key Employee). Except as set forth in Annex 6.2.6(b) (Key Employees), as of the Announcement Date, none of the Key Employees has given notice of termination of his or her employment or is under notice of dismissal or had his or her employment terminated without notice. To the Seller’s Knowledge, no Key Employee communicated in writing his or her intention to terminate his or her employment relationship.

29

(c)	Annex 6.2.6(c) (Labor Disputes) contains, as of the Announcement Date, a true and correct list of all pending (rechtshängig) labor disputes with employees and former employees and managing directors with respect to each of the Group Companies and – to the Seller’s Knowledge – labor disputes against the Group Companies which have been threatened in writing, in each case with an (expected) amount in dispute in excess of EUR 50,000.00 (in words: fifty thousand euros). No material claims for remuneration or working time adjustments and no claims under the German Equal Treatment Act (AGG) and similar claims in other jurisdictions exist on the part of employees or former employees.

(d)	Each of the Group Companies is in compliance with all applicable labor laws, including notably working time regulations, functioning of employee representation bodies, negotiations with unions, use of temporary workers and contractual relationships with subcontractors, and is not engaged in any unfair labor practices, except where non-compliance with such labor laws is not reasonably likely to have a material adverse impact on the Tower Europe Group as a whole.

6.2.7	Real Property

(a)	Annex 6.2.7(a) (List of Real Property) contains a true and correct list of all real property rights equivalent to real property (Grundstücke und grundstücksgleiche Rechte) to which the Group Companies hold title or rights of use (the Real Property).

(b)	Any other real property used by the Group Companies but not listed in Annex 6.2.7(a) (List of Real Property) is not material for the nature or extent of the operation of the business of the Group Companies as conducted on the Announcement Date.

(c)	Except as set forth in Annex 6.2.7(c) (Real Property notice or claim), no written notice has been received from any governmental entity or any third-party, and there is no claim from any governmental entity or any third-party pending against any of the Group Companies concerning the Real Property, including, but not limited to, the twenty-six (26) buildings and thirty-five (35) items of land recorded as plots of the register “C” with total area of 111,015 m² registered in ownership certificate No. 2921, maintained by the District Office Bratislava, cadastral department, for the district: Malacky, municipality: Malacky, cadastral area: Malacky. There is no outstanding claim, judgment, order, decree, arbitral award or similar decision of a court, tribunal arbitrator or governmental agency materially adversely affecting the Real Property.

30

6.2.8	Litigation

(a)	There are no law suits, court actions or similar proceedings before a court of justice, arbitration panel or an administrative authority on the Announcement Date pending (rechtshängig) or, seriously threatened in writing against any of the Group Companies involving an amount in dispute (Streitwert) exceeding EUR 400,000.00 (in words: four hundred thousand euros) in each individual case.

(b)	As of the Announcement Date, none of the Group Companies is subject to any judgment, order, decree, arbitral award or decision of a court, tribunal arbitrator or governmental agency which would, individually or in the aggregate, reasonably be expected to have a material adverse effect on the Group Companies, taken as a whole, or that imposes any material limitation on the ability of any of the Group Companies to operate its business as presently conducted.

6.2.9	Ordinary course of business

Except as set forth in Annex 6.2.9 (Deviations from Ordinary Course of Business of Group Companies), as from 1 January 2018 until the Announcement Date, the business operations of the Group Companies have been conducted in the ordinary course of business and substantially in the same manner as before, and none of the actions prohibited by clauses 10.3.2(d) and 10.3.2(e) have taken place.

6.2.10	Taxes

As of the Announcement Date:

(a)	all material Tax Returns required to be filed by the Group Companies with any Tax Authority with respect to any Pre-Effective Date Tax have been timely filed;

(b)	the Group Companies have timely paid all Pre-Effective Date Taxes shown as payable by them in a valid and enforceable Tax assessment notice issued by a Tax Authority or on a Tax Return regarded as a Tax assessment filed by a Group Company except for Taxes to the extent contested in good faith;

(c)	no court proceedings and, as of 15 November 2018 and to the Seller’s Knowledge, no material Tax audits are currently pending or have been threatened in writing with respect to any Pre-Effective Date Tax of the Group Companies or a particular Group Company;

31

(d)	there are no rulings or requests for rulings by any Group Company which could materially adversely affect the Taxes of the Group Companies for any period after the Closing Date; and

(e)	no agreement the primary focus of which is Taxes was entered into by a Group Company in consequence of which Group Companies are or may be, after the Closing Date, held liable for or to indemnify any person other than a Group Company in respect of any Tax which is primarily or directly chargeable against or attributable to any person other than the Group Companies (the Tax Allocation Agreement).

The abovementioned guarantees are the only ones given in relation to Tax or any related claims, liabilities or other matters (Tax Matters) and no other warranty is given in relation to Tax Matters. For the avoidance of doubt, this does not preclude claims under clause 8 (Tax indemnity).

6.2.11	Material contracts

(a)	Annex 6.2.11 (Material Contracts) contains, as of the Announcement Date, a true and correct list of all the contracts, including all amendments or modifications thereto, to which any of the Group Companies is a party that is one of the following types of contracts (collectively, the Material Contracts):

(i)	any joint venture, partnership, shareholder or cooperation agreements relating to the Group Companies which are of material importance for the Tower Europe Group as a whole;

(ii)	rental and lease agreements which relate to the Real Property;

(iii)	license agreements (whether as licensor or licensee) regarding any intellectual property rights or know-how material for the business of the Group Companies (other than license agreements for application software, entered into in the ordinary course of business);

(iv)	agreements with distributors, sales agents and other resellers or sales representatives who each account for more than two (2) per cent of the consolidated sales of the Group Companies (based on the Company’s consolidated sales in 2017); and

32

(v)	any third-party loan or credit agreement, hedging or swap agreement, security agreement, mortgage, pledge or other contract or instrument evidencing financial indebtedness of any of the Group Companies in excess of EUR 1,000,000.00 (in words: one million euros).

(b)	A correct and complete copy of each Material Contract as currently effective has been provided to the Purchaser in the Data Room, to the extent any such incorrectness or incompleteness would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the Group Companies, taken as a whole.

(c)	To the Seller’s Knowledge, and except as set forth in Annex 6.2.11 (Material Contracts), none of the Group Companies is bound by a change of control (excluding customer contracts), exclusivity, most-favored nation or any right having a similar effect which would, individually or in the aggregate, reasonably be expected to have a material adverse effect on the Group Companies, taken as a whole.

6.2.12	Major customers

Annex 6.2.12 (Major customers) sets forth as of the Announcement Date a true and correct list of each customer of the Tower Europe Group which contributed more than five per cent (5%) to the Tower Europe Group’s annual revenues in either of the calendar years 2016 and 2017.

6.2.13	Business

To the Seller’s Knowledge, none of the Group Companies is excluded or restricted from manufacturing or developing body-structure stampings, class A stampings, hot-formed structures and complex welded assemblies for third-party customers by exclusivity or non-competition or similar contractual obligations.

6.2.14	Environmental matters

(a)	To the Seller’s Knowledge, no property currently owned, occupied or operated by any of the Group Companies (including soils, subsoils, groundwater, surface water, indoor air, buildings or other structures) is contaminated with any substance that is: (i) listed, classified or regulated as hazardous pursuant to any environmental law, any occupational health and safety law or public health law; (ii) any petroleum product or by-product, asbestos-containing material, lead-containing paint, polychlorinated biphenyls, radioactive material or radon; or (iii) any other substance that is the subject of regulatory action by any governmental entity in connection with any environmental law, any occupational health and safety law, or public health law due to its potential hazardousness (Hazardous Substance), and there has been no releases of Hazardous Substances by any of such Group Companies.

33

(b)	Seller’s liability under this clause 6.2.14 shall be limited to environmental liabilities relating to Hazardous Substances which are incurred by the Purchaser after the Closing Date arising out of any investigation, monitoring or remediation measures in relation to Hazardous Substances resulting from:

(i)	any enforceable order, decree or request issued by a competent governmental authority against the Purchaser; or

(ii)	a remediation contract agreed between the Purchaser and any competent governmental authority with the consent of the Seller, such consent not to be unreasonably delayed, conditioned or withheld; or

(iii)	any private party claim or notification (including by employees, neighbours or local non-governmental entities); or

(iv)	an imminent danger to human health or life or to the environment; or

(v)	discovery of Hazardous Substances during the operation of the business of the Group Companies in the ordinary course consistent with past practices of the Seller; or

(vi)	any inadvertent discovery of contamination in the course of any customer driven major expansion, repair or maintenance.

(c)	Any liability of the Seller under this clause 6.2.14 is excluded if and to the extent that an environmental liability is incurred in connection with (i) any activity after the Closing Date that is not substantially in accordance with past practice, in particular any material change of use or cessation of business operations; or (ii) the coming into force of, or the change in, any laws after the Closing Date.

34

6.3	No other Seller’s guarantees

6.3.1	The Purchaser explicitly acknowledges to purchase and acquire the Shares and the Business associated therewith in the condition they are in on the Announcement Date based upon its own inspection, examination and determination with respect thereto, and to undertake the acquisition based upon its own inspection, examination and determination without reliance upon any express or implied representations, warranties or guarantees of any nature made by the Seller except for the guarantees explicitly given by the Seller under this agreement.

6.3.2	Without limiting the generality of the foregoing, the Purchaser acknowledges that the Seller gives no representation, warranty or guarantee with respect to:

(a)	any projections, estimates or budgets delivered or made available to the Purchaser of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) or the future business operations of the Group Companies; and

(b)	any Tax Matters except as provided for in clause 6.2.10.

6.4	Seller’s Knowledge

In this agreement, the knowledge of the Seller (the Seller’s Knowledge) shall solely encompass the actual knowledge within the scope of their respective responsibility at their employing entity, as of the Announcement Date, of Jeffrey L. Kersten, Pär O. Malmhagen, Nanette Dudek, Andreas Meyer and Gerrit Kotterman.

7.	Remedies for breach by Seller or Loan Seller

7.1	General/recoverable damages

7.1.1	In the event of:

(a)	any breach of any of the guarantees pursuant to clause 6 (Seller Parties’ guarantees) above; or

(b)	any breach by the Seller, the Loan Seller or the Seller’s Guarantor of any of their respective covenants or obligations contained in this agreement (except for covenants or obligations pursuant to clause 8 (Tax indemnity) below);

35

(each, a Breach),

the Seller shall put the Purchaser or, at the request of the Purchaser (but, for the avoidance of doubt, without any of them accruing any rights or claims which they would not already otherwise have out of or in connection with this agreement), any Group Company (the Purchaser Indemnified Parties), into the position such Purchaser Indemnified Parties would have been in had no Breach occurred (restitution in kind – Naturalrestitution). If the Seller is unable to provide restitution in kind within three (3) months after having been notified by the Purchaser of the Breach, the Seller shall pay to the Purchaser the amount of monetary damages (Schadenersatz in Geld) as would be necessary to hold harmless the Purchaser Indemnified Party from and against any and all Damages suffered or incurred by any of them as a result of the Breach. For purposes of this agreement, Damages shall mean all actual damages (including, from the point of view of an objective third-party, foreseeable consequential damages (Folgeschäden) and foreseeable indirect damages, but excluding losses of profits (entgangener Gewinn), internal administration and overhead costs) incurred by the Purchaser Indemnified Parties.

7.1.2	The Seller shall not be liable for, and the Purchaser shall not be entitled to claim for, any Damages of the Purchaser Indemnified Parties under or in connection with this agreement:

(a)	if the matter to which the Claim relates is (i) specifically provided for in the Financial Information or in the financial statements for the fiscal year ending on 31 December 2017 of any of the Group Companies and (ii) sufficiently detailed to identify the nature of the corresponding Loss, and up to the amount of such provision;

(b)	up to the amount of such Damages that are covered by the proceeds of an insurance policy actually received by the Purchaser Indemnified Parties;

(c)	if any of the Purchaser Indemnified Parties after the Closing Date has voluntarily participated in causing (mitverursacht) such Claim within the meaning of sec. 254 para. 1 of the BGB or has failed to comply with its duty (Obliegenheit) to mitigate Damages pursuant to clause 7.6 (Mitigation) below, in which case the Seller shall not be liable for the portion of such Damage that could have been avoided had the Purchaser complied with such mitigating duties; or

36

7.1.3	Where the Seller has made a payment to the Purchaser in relation to any Claim and, after reception of such payment, the Purchaser actually recovers (whether by insurance, payment, discount, credit, relief or otherwise) from a third-party a sum which indemnifies or compensates the Purchaser Indemnified Parties (in whole or in part) in respect of the Damage which is the subject of the Claim, the Purchaser shall pay to the Seller as soon as reasonably possible after receipt, an amount equal to (i) the amount recovered from the third-party less any reasonable costs and expenses incurred in obtaining such recovery, or (ii) if less, the amount previously paid by the Seller to the Purchaser (taking into account the threshold set forth in clause 7.2).

7.2	De Minimis Amount, Threshold

The Purchaser shall only be entitled to any claim in respect of a Breach (a Claim) to the extent each individual Claim exceeds an amount of EUR 300,000.00 (in words: three hundred thousand euros) (provided, however, that for the purpose of determining whether a Claim is de minimis, several Claims arising out of similar or related matters, facts, events or circumstances shall be aggregated and deemed to form one single Claim – the De Minimis Amount) and the aggregate amount of all such individual Claims exceeds EUR 3,000,000.00 (in words: three million euros) (the Threshold). For the avoidance of doubt, in the event the Threshold is exceeded, the Purchaser is entitled to recovery for all Damages (excluding any De Minimis Amount) and not just the excess amount. The De Minimis Amount and the Threshold shall not apply with respect to the liability of the Seller under clause 3.3 (Seller’s payment for Leakage), clause 6.2.1 (Corporate matters, authority and valid obligations), clause 6.2.14 (Environmental matters) (with respect to the Threshold only), clause 7.10 (Zwickau specific indemnity), clause 8 (Tax indemnity), clause 10.3 (No deviation from ordinary course of business; no Leakage), clause 10.3.5 (Pre-Sale Restructuring), clause 10.8 (Non-competition) and clause 10.10 (Capital expenditures). Notwithstanding the foregoing, with respect to the liability of the Seller under clause 6.2.14 (Environmental matters), the Parties agree that the applicable Threshold shall be EUR 2,000,000.00 (in words: two million euros), it being specified that, once such Threshold is exceeded, any Damages to be recovered by the Purchaser:

37

(a)	between EUR 0.00 (in words: zero euros) and EUR 5,000,000.00 (in words: five million euros) (exclusive) shall be equally borne between the Seller and the Purchaser;

(b)	for the portion between EUR 5,000,000.00 (in words: five million euros) and EUR 10,000,000.00 (in words: ten million euros) (exclusive) shall be borne exclusively by the Seller; and

(c)	in excess of EUR 10,000,000.00 (in words: ten million euros) shall be borne exclusively by the Purchaser.

7.3	Overall scope of Seller’s liability pursuant to this agreement

Subject to the following sentences, the Seller’s aggregate liability under this agreement shall be limited to EUR 35,000,000.00 (in words: thirty-five million euros) (the Liability Cap). With regard to claims pursuant to clause 8 (Tax indemnity) below, the Seller’s aggregate liability shall be limited to EUR 50,000,000.00 (in words: fifty million euros). The Liability Cap shall not apply with respect to any Claims made pursuant to clause 3.3 (Seller’s payment for Leakage), clause 6.2.1 (Corporate matters, authority and valid obligations), clause 6.2.14 (Environmental matters), clause 7.10 (Zwickau specific indemnity), clause 10.3 (No deviation from ordinary course of business; no Leakage), clause 10.3.5 (Pre-Sale Restructuring), clause 10.8 (Non-competition) and clause 10.10 (Capital expenditures); provided, however, that the overall liability of the Seller under this agreement shall in no event exceed the Purchase Price.

7.4	Exclusion of claims due to Purchaser’s knowledge

7.4.1	In preparation of the Transaction, a virtual data room operated by Intralinks, Inc. made available to the Purchaser and its advisors in the time period from 9 September until 17 November 2018 (the Data Room), a Q&A process with the Seller and the Group Companies in the same time period (the Q&A Process), as well as the management presentation held on 25 September 2018 (the Management Presentation; the Management Presentation, the Data Room and the Q&A Process together referred to as the Disclosed Information).

38

7.4.2	The Purchaser shall not be entitled to bring any Claim for any Breach of guarantees of the Seller or the Loan Seller, as applicable, pursuant to clause 6 (Seller Parties’ guarantees) if the underlying facts or circumstances on which such Claim is based were Known by the Purchaser as of the Announcement Date, taking into account that the Purchaser, prior to entering into this agreement, has been given the opportunity to a review of the condition and status of the Group Companies and their respective businesses from a commercial, financial and legal perspective; it being specified however, for the avoidance of doubt, that the Unaudited Financial Statements have not been made available to the Purchaser prior to the Announcement Date. Shall be considered as “Known” by the Purchaser, facts and circumstances that could reasonably be concluded from the Disclosed Information, as well as facts and circumstances that were expressly identified in this agreement or its exhibits. Any facts and circumstances shall be deemed “to be reasonably be concluded from the Disclosed Information”, if the disclosure was made in a manner that (i) the significance of the respective information disclosed could have reasonably been appreciated by the Purchaser on the face of the respective document and (ii) the disclosure was not misleading. Facts and circumstances Known by the Purchaser’s managing directors, advisors and those of its employees who were engaged in carrying out the due diligence examination undertaken with regard to entering into this agreement shall be imputed to the Purchaser. This clause 7.4.2 shall not apply with respect to any claims made pursuant to clause 3.3 (Seller’s payment for Leakage), clause 6.2.1 (Corporate matters, authority and valid obligations), clause 6.2.14 (Environmental matters), clause 7.10 (Zwickau specific indemnity), clause 10.3 (No deviation from ordinary course of business; no Leakage), clause 10.3.5 (Pre-Sale Restructuring), clause 10.8 (Non-competition) and clause 10.10 (Capital expenditures).

7.4.3	Ten (10) identical copies reflecting the contents of the Data Room on USB have been produced by IntraLinks, Inc. and have been provided to the Seller and the Purchaser on 19 November 2019, at 7:00 pm CET.

7.5	Notification of Seller, procedure in case of third-party claims

7.5.1	In the event of an actual or potential Breach, the Purchaser shall without undue delay from becoming aware of the matter notify the Seller of such alleged Breach in writing, describing the potential claim in reasonable detail and, to the extent practicable, state the estimated amount of such Claim and give the Seller the opportunity to remedy the Breach in accordance with clause 7.1.1 above (the Claim Notice).

7.5.2	In the event that in connection with a breach of a guarantee under clause 6 (Seller Parties’ guarantees) above, except for clause 6.2.10 (Taxes) and clause 8 (Tax indemnity) in application of which the procedure is described under clause 8.6 (Tax proceedings after Closing), any claim or demand of a third-party is asserted against any of the Purchaser Indemnified Parties, the Claim Notice shall give the Seller the opportunity to fully participate, at its own expense, from the beginning in all proceedings.

39

7.5.3	If the Seller gives formal notice to the Purchaser of its willingness to control a proceeding, which notice shall acknowledge that (i) the Seller has an indemnification obligation under clause 6 (Seller Parties’ guarantees) and clause 7 (Remedies for breach by Seller or Loan Seller) resulting from such proceeding (but only on its merits, not in a specific amount) and (ii) to the Seller’s Knowledge as of the time the notice is given, the exclusions provided in clause 7.1.2 and 7.4 (Exclusion of claim due to Purchaser’s knowledge) are not applicable in respect of such proceeding (the Acknowledgement Notice), the Seller shall lead such proceeding on its own or through counsel of its choice and at its expenses and the Purchaser shall fully cooperate and shall cause the Group Companies and their representatives to: (i) promptly forward any correspondence existing in written form and any information requests of a court or the third-party in respect of such proceeding to the Seller for evaluation and comments; (ii) give the Seller the opportunity to challenge and litigate such proceeding; (iii) comply with any reasonable instructions given by the Seller in relation to the conduct of such proceeding referred; (iv) upon Seller’s request, promptly authorize, (by power-of-attorney and such other documentation as may be necessary or appropriate) the designated representative of the Seller to represent the Purchaser and the respective Group Companies in the proceeding, provided that the Seller shall fully indemnify the Purchaser (or any of the Group Companies, as applicable) for all costs (together with any irrecoverable VAT thereon) reasonably and properly incurred by the Purchaser (or any of the Group Companies) in connection with this designation; and (v) see that no document or information related to proceeding is submitted to any court or the third-party without the prior consent of the Seller in written form, which shall not be unreasonably withheld. The Seller together with its representative and advisers, shall act at all times, reasonably taking into account the interest of the Group Companies, and exercise good faith judgment. In no event shall the Seller be entitled to acknowledge or settle a claim or permit any such acknowledgement or settlement without the Purchaser’s prior written consent (which shall not be unreasonably withheld or delayed), unless and solely to the extent it results in (A) a complete and unconditional release of each of the Purchaser Indemnified Parties from any and all liabilities in respect of such third-party claim, not involving any finding or admission of any violation of law and (B) the Seller commits to fully indemnify the Purchaser for the Damages with respect to such settlement.

40

7.5.4	If the Seller gives formal notice to the Purchaser of its willingness to control a proceeding but gives no Acknowledgement Notice (the Formal Notice), the Parties shall mutually agree to appoint a law firm within ten (10) Business Days from the receipt by the Purchaser of the Formal Notice (the Firm). Failing to reach a mutual agreement, a Firm shall be appointed, upon request of either Party, by the president of the local chamber of commerce in Frankfurt am Main, Germany. The Firm so appointed shall be an internationally recognized firm and must not have a conflict of interest in acting in this capacity. The Firm shall act as an expert and not as an arbitrator and shall lead and control the proceeding in the interest of both Parties for a period of two (2) months. If at the end of the two (2) month period, the Firm determines that it is more likely than 50% that (i) the Seller has an indemnification obligation under clause 6 (Seller Parties’ guarantees) or clause 7 (Remedies for breach by Seller or Loan Seller) resulting from such proceeding and (ii) the exclusions provided in clause 7.1.2 and 7.4 (Exclusion of claim due to Purchaser’s knowledge) are not applicable in respect of such proceeding, the Seller shall have the lead on the relevant proceeding according to clause 7.5.3. Such determination by the Firm shall not affect the rights and obligations of the Parties under this clause 7 (Remedies for breach by Seller or Loan Seller) and shall only have an impact on the conduct of the relevant proceeding. If the Purchaser has received a Formal Notice in respect of a proceeding, the Purchaser shall give the Seller the opportunity to challenge and litigate such proceeding at Seller’s costs, if such proceeding would otherwise become non-appealable until the Firm is formally appointed pursuant to this clause 7.5.4.

7.5.5	For the avoidance of doubt, the Purchaser shall control the conduct of the proceeding (i) if the Purchaser has not received an Acknowledgement Notice or a Formal Notice or (ii) if the Purchaser has received a Formal Notice but the Firm determined that it is less likely than fifty per cent (50%) that (A) the Seller has an indemnification obligation under clause 6 (Seller Parties’ guarantees) or clause 7 (Remedies for breach by Seller or Loan Seller) resulting from such proceeding or (B) the exclusions provided in clause 7.1.2 and 7.4 (Exclusion of claim due to Purchaser’s knowledge) are not applicable in respect of such proceeding. Such determination by the Firm shall not affect the rights and obligations of the Parties under this clause 7 (Remedies for breach by Seller or Loan Seller) and shall only have an impact on the conduct of the relevant proceeding. In no event shall the Purchaser be entitled to acknowledge or settle a claim or permit any such acknowledgement or settlement without the Seller’s prior written consent (which shall not be unreasonably withheld or delayed) to the extent that such claims may result in a liability of the Seller under this agreement.

41

7.5.6	The Parties shall fully cooperate, and the Purchaser shall cause the Group Companies and their representatives to fully cooperate, at their own expense, with the respective other Party with respect to all proceedings. On request of the Seller, the Purchaser shall in particular provide any document or information which:

(a)	can be useful for the Seller to avoid or mitigate any liability under this clause 7 (Remedies for breach by Seller or Loan Seller), or to enforce a claim under this clause 7 (Remedies for breach by Seller or Loan Seller); or

(b)	can be required for accounting purposes (in particular reporting requirements) of the Seller or its present or former direct or indirect shareholders;

provided that the respective document or information is reasonably accessible for one of the Group Companies or the Purchaser. The Purchaser shall procure that the Group Companies store all records, documents and information relating to the proceedings until the expiration of any applicable statute of limitations.

7.5.7	The Seller and any environmental expert retained by the Seller shall be given access to the relevant properties (including the opportunity to investigate the properties, e.g. taking of soil/groundwater samples) to the extent that such access is reasonably required to assess any environmental liability being incurred.

7.5.8	To the extent that the Seller is in breach of a guarantee provided for under clause 6 (Seller Parties’ guarantees) above, all costs and expenses incurred by the Seller or the Purchaser in defending such claim shall be borne by the Seller. If it turns out that the Seller was not in breach, any costs and expenses reasonably incurred by the Seller in connection with the defense (including advisors’ fees) shall be borne by the Purchaser and the Group Companies. The Purchaser shall procure that the Group Companies fully comply with their obligations under this clause 7.5.

7.5.9	The failure of the Purchaser to comply with its obligations under clause 7.5.1 shall not release the Seller from its respective obligations under clause 6 (Seller Parties’ guarantees) above and this clause 7, except up to and to the extent that the Seller is actually and materially prejudiced by such failure.

7.6	Mitigation

Sec. 254 of the BGB shall remain unaffected, i.e. the Purchaser is in particular obliged to prevent the occurrence of any Damages that they may reasonably expect to suffer in consequence of any Breach by the Seller, and to limit the scope of any Damages incurred, to the extent possible.

42

7.7	Limitation periods

All Claims for any Breach of guarantees of the Seller pursuant to clause 6 (Seller Parties’ guarantees) above shall become time-barred (verjähren) on the second (2nd) year anniversary of the Closing Date, except for Claims based on a Breach of the guarantees given under (i) clause 6.2.1 (Corporate matters, authority and valid obligations) which shall become time-barred on the fifth (5th) year anniversary of the Closing Date and (ii) clause 6.2.14 (Environmental matters) which shall become time-barred on the third (3rd) year anniversary of the Closing Date. Claims pursuant to clause 8 (Tax indemnity) shall become time-barred in accordance with clause 8.8 (Limitations). All other claims arising out of or in connection with this agreement shall become time-barred on the third (3rd) year anniversary of the Closing Date. Sec. 203 of the BGB shall not apply.

7.8	Exclusion of further remedies

7.8.1	To the extent permitted by law, any further claims and remedies other than explicitly provided for under clauses 6 (Seller Parties’ guarantees) through 8 (Tax indemnity) of this agreement, irrespective of which nature, amount or legal basis, are hereby expressly waived and excluded (except for actions for specific performance or other equitable remedies), in particular, without limitation, claims under pre-contractual fault (sec. 311 para. 2 and 3, 241 para. 2 of the BGB (vorvertragliche Pflichtverletzung)), for breach of contract (Pflichtverletzung aus dem Schuldverhältnis), on the basis of statutory warranty provisions (gesetzlicher Gewährleistungsbestimmungen) or tort (unerlaubter Handlung) as well as any and all other claims, which could, due to a withdrawal (Rücktritt), challenging (Anfechtung), reduction of the purchase price (Minderung) or any other reasons result in the termination (Beendigung), invalidity (Unwirksamkeit) or winding up (Rückabwicklung) of this agreement, an amendment of its content or a repayment or reduction of the Purchase Price, unless such claim is based on fraud, willful act (vorsätzliche Handlung) or fraudulent misrepresentation (arglistige Täuschung) of the Seller, the Loan Seller or the Seller’s Guarantor, as applicable.

7.8.2	Notwithstanding the foregoing, the Parties agree that the responsibility of the Seller with respect to environmental matters shall be exclusively governed by clause 6.2.14 (environmental matters) and that, except for the claim expressly set forth in clause 6.2.14, no environmental matters shall give rise to any claims by the Purchaser or any other third-party against the Seller on any legal basis.

43

Any compensation claims against Seller pursuant to Section 24 (2) of the Federal Soil Protection Act (Bundes-Bodenschutzgesetz – BBodSchG), Section 9 (2) Environmental Damages Act (Umweltschadensgesetz) or comparable provisions under the laws of any other jurisdiction or any similar compensation claims shall be excluded. The Purchaser shall pass the exclusion of any such claims on to any onward buyer or user of the relevant properties and shall ensure that any such onward buyer or user waives any claims it may have against the Seller or any of their legal successors.

7.9	Payments

7.9.1	The Seller shall pay to the Purchaser all amounts payable pursuant to this clause 7, in immediately available funds, in accordance with the written instructions of the Purchaser notified to the Seller by the Purchaser within twenty (20) Business Days of the notice sent by the Purchaser to the Seller stating the amount of the Claim or, if the Claim is contested by the Seller, within fifteen (15) Business Days of an agreement between the Parties regarding the amount of the Claim or of a final, binding and non-appealable decision regarding the amount due pursuant to clause 18.2 (Disputes). The Purchaser shall pay to the Seller all amounts payable pursuant to this clause 7, in immediately available funds, in accordance with the written instructions of the Seller notified to the Purchaser by the Seller within twenty (20) Business Days of the notice sent by the Seller to the Purchaser stating the amount owed by the Purchaser or, if the amount is contested by the Purchaser, within fifteen (15) Business Days of an agreement between the Parties regarding the amount of the claim or of a final, binding and non-appealable decision regarding the amount due pursuant to clause 18.2 (Disputes).

7.9.2	Any payment to be made pursuant to this agreement shall be treated as an adjustment of the Purchase Price in the relationship between the Seller and the Purchaser. Upon request of the Purchaser, any payments to be made under this agreement by the Seller shall directly be effected to the relevant Group Company as a capital contribution or loan on behalf of the Purchaser, provided that the Purchaser holds the Seller harmless any negative effects and risks this may have in comparison to a straight forward payment to the Purchaser.

44

7.9.3	Any amount payable to any Party under clause 3.3 (Seller’s payment for Leakage), clause 6 (Seller Parties’ guarantees), this clause 7 (Remedies for breach by Seller or Loan Seller), clause 8 (Tax indemnity) and clause 9 (Purchaser’s guarantees) shall be made free and clear and without any deduction or withholding for or on account of Taxes, save only as may be required by law. If any deduction or withholding is required by law, such payment shall be increased by the amount of such Tax withheld or deducted from the payment (net of any corresponding Tax credits actually used) such that the amount the recipient effectively receives is equal to the amount the recipient would have received in the absence of such Taxes.

7.10	Zwickau specific indemnity

The Parties acknowledge that certain individuals neighboring the premises of the planned new logistics center on the newly acquired Real Property in Zwickau, Germany (the Zwickau Facility) have filed complaints (Widersprüche) in the course of the administrative proceedings against the construction permit (Baugenehmigung) that Tower Automotive Presswerk Zwickau GmbH has received on 28 September 2018 (such complaints, together with any and all undisclosed or new complaints filed prior to the Effective Date, the Zwickau Complaints). Notwithstanding anything to the contrary contained herein, and in particular clause 10.7 (Seller release), the Seller shall indemnify (entschädigen) and hold harmless (schadlos halten) the Purchaser and the Group Companies from and against any and all Damages that may arise out of (i) the legally mandatory dismantling of any buildings or building structures or any other results of construction action that have been undertaken at the Zwickau Facility, as a result of such Zwickau Complaints, (ii) any law suits, court actions or other proceedings with the respective neighbors (either directly or indirectly) regarding such Zwickau Complaints, including reasonable attorney’s fees and disbursements or any other processing costs or expenses, and (iii) any neighboring agreements or comparable settlements entered into by the Purchaser of the relevant Group Companies to settle any such Zwickau Complaints with the consent of the Seller, which shall not be unreasonably withheld or delayed; in each case of (i), (ii) and (iii) above, to the extent not already specifically provided for in the Unaudited Financial Statements and up to the amount of such provision. None of the limitations set forth in clause 7.2 (De Minimis Amount, Threshold), clause 7.3 (Overall scope of Seller’s liability pursuant to this agreement) and clause 7.4 (Exclusion of claims due to Purchaser’s knowledge) shall apply to any indemnification due under this clause 7.10, provided, however, that the Purchaser and the Group Companies can only raise claims under this clause 7.10 if the aggregate of any Damages indemnifiable hereunder and exceeding the respective provisions, if any, in the Unaudited Financial Statements exceeds ten per cent (10%) of the overall costs, fees and expenses in connection with the development and construction of the Zwickau Facility as currently planned by the Group Companies (the Zwickau Costs) (for the avoidance of doubt, in the event such threshold is exceeded, the Purchaser is entitled to recovery for all Damages and not just the excess amount) and, provided further, that the overall liability of the Seller under this clause 7.10 shall in no event exceed the Zwickau Costs, estimated according to the Seller as of the Announcement Date at approximately EUR 5,000,000.00 (in words: five million euros). Clauses 7.5 (Notification of Seller, procedure in case of third-party claims), 7.6 (Mitigation) and 7.7 (ii) (Limitation periods) shall apply mutatis mutandis to the indemnity contained in this clause 7.10.

45

8.	Tax indemnity

8.1	Definitions

For the purposes of this agreement:

Affiliates shall mean the affiliated companies within the meaning of sec. 15 et. seq. of the AktG.

CIT Group shall mean the fiscal unity (fiscale eenheid) existing between the Seller and the Company for purposes of Dutch corporate income tax.

Pre-Effective Date Period shall mean any time period ending on or before the Effective Date.

Pre-Effective Date Straddle Period shall mean the part of the Straddle Period starting at the beginning of the first calendar day of the Straddle Period and ending at the Effective Date.

Pre-Effective Date Tax (i) shall mean any Tax related to the Pre-Effective Date Period and (ii) shall be – if the Effective Date deviates from the end of a calendar year – calculated as if the last business and fiscal year (Geschäftsjahr und Wirtschaftsjahr) starting prior to the Effective Date and the respective tax assessment period (Veranlagungs- und Erhebungszeitraum) ceased at the end of the Effective Date. The amount of Taxes attributable to the Pre-Effective Date Straddle Period shall be calculated as follows:

(a)	in the case of any Taxes based upon or related to income, sales, gross receipts or any similar Tax base, the Pre-Effective Date Tax shall be deemed equal to the amount that would be payable as if the Pre-Effective Date Period were a separate Tax assessment period and as if the fiscal year of the relevant Group Company ended on the Effective Date (“as-if-assessment”);

46

(b)	without limiting the generality of (a) above, in the case of transfer Taxes other than VAT (such as real estate transfer tax, stamp duty), any amounts attributable to business transactions (Geschäftsvorfälle) that occur on or prior to the Effective Date shall be a Pre-Effective Date Tax;

(c)	without limiting the generality of (a) and (b) above, in the case of Taxes other than Taxes mentioned under (a) and (b) above, the Taxes shall be allocated on a pro rata temporis basis. The amount allocated to the Pre-Effective Date Straddle Period shall be regarded as Pre-Effective Date Tax.

Pre-Effective Date Tax Refund shall mean any Tax Refund of a Pre-Effective Date Tax (including, for the avoidance of doubt, any Tax Refund (in particular refund of corporate income tax (Körperschaftsteuer), trade tax (Gewerbesteuer) and withholding tax (Kapitalertragsteuer) received by Tower Automotive Holding GmbH or any other Group Company as a result of or in connection with the ruling of the German Federal Tax Court (Bundesfinanzhof) dated 7 September 2018, reference no. I R 11/14).

Relevant Tax Proceeding shall mean any Tax Proceeding (i) relating fully or partly to Pre-Effective Date Taxes or Pre-Effective Date Periods or (ii) which gives rise or could give rise to obligations of the Seller under clause 6.2.10 (Taxes) or under this clause 8 (Tax indemnity) and/or rights under clauses 8.3.1 or 8.4.2.

Straddle Period shall mean a Tax assessment period starting on or prior to and ending after the Effective Date.

Tax(es) shall mean any tax (Steuern) within the meaning of Section 3 para. (1) to (3) of the German Tax Code (AO), tax related ancillary obligations (steuerliche Nebenleistungen) within the meaning of Section 3 para. (4) of the German Tax Code and social security contributions (Sozialversicherungsbeiträge) or any equivalent tax, tax related ancillary obligations or social security contributions under the laws of any other jurisdiction including, without limitation to, income taxes, trade taxes, wage taxes, payroll taxes, stamp duties, value added taxes, energy taxes, customs duties, real estate transfer taxes as well as social security contributions (Sozialversicherungsbeiträge) together with any interest, penalty, fine, special charge for late payment, special charge for late filing levied according to German or any other comparable applicable foreign law and regardless of whether the amount is owed as primarily liable tax-payer, as secondary liability, as pre-payment or as a joint or several liability, is assessed, to be withheld, to be disbursed or payable by law. The term Tax shall include any liabilities from or payment under a Tax Allocation Agreement. For the avoidance of doubt, Taxes shall not include deferred Taxes and/or notional Taxes such as reductions of Tax loss carry-forwards and/or back and future depreciation.

47

Tax Authority shall mean any competent governmental authority or public body in charge of imposing or collecting any Tax.

Tax Benefit shall mean (i) Tax Refund, Tax credit and Tax saving, (ii) any Tax item that can be carried forward and/or back to reduce any Tax and (iii) any other Tax advantage, in each case caused by reciprocal effects (Wechselwirkungen), e.g. resulting from the extension of depreciation periods or higher allowances (Phasenverschiebung) or the transfer of items relevant for Taxes into another period or year or the transfer of Tax items from one entity to another entity.

Tax Proceeding shall mean any administrative and judicial proceeding or action relating to Taxes including preparatory measures (e.g., Tax assessments, Tax audits, objections, appeals, meetings and correspondence with any Tax Authority and courts).

Tax Refund shall mean any effectively received and reasonably certain that it will be retained payment of any Tax (including by way of refund, set-off or deduction) made by a Tax Authority.

Tax Return shall mean any and all returns, declarations, reports, notices, or forms relating to any Tax required to be filed under applicable Tax laws, decrees or regulations to any Tax Authority.

VAT shall mean (i) any Tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112) and (ii) any other tax of a similar nature, whether imposed in a Member State in substitution for, or levied in addition to, such tax referred to in (i) above, or imposed elsewhere.

The Seller, the Purchaser, the Party/Parties and the Group Companies shall have the meaning as defined for the entire agreement, but shall – for the purpose of this clause 8 – also include any legal successor.

48

8.2	Tax Indemnification

8.2.1	The Seller shall indemnify the Purchaser from any Pre-Effective Date Tax due by any of the Group Companies after the Effective Date (a Tax Indemnification Claim), but only if and to the extent, that:

(a)	the Pre-Effective Date Tax has not been paid on or prior to the Effective Date;

(b)	neither the Purchaser, nor any Affiliates of the Purchaser including, after the Closing, the Group Companies (i) are entitled to an indemnification, reimbursement or any other kind of recovery with respect to the respective Pre-Effective Date Tax against a party other than a Group Company or (ii) have already received a corresponding indemnification payment;

(c)	the Pre-Effective Date Tax is not caused or triggered by (i) any measure with retroactive effect on the Pre-Effective Date Period initiated by the Purchaser or the Group Companies after the Closing Date or (ii) any change of a Tax Return relating to a Pre-Effective Date Tax or in the exercise of any Tax election right for a Pre-Effective Date Period, unless required under mandatory law or requested and approved in writing by the Seller following the Closing Date;

(d)	the Pre-Effective Date Tax cannot or could not be avoided by offsetting taxable profits against any Tax loss carrybacks or Tax loss carryforwards created in the Pre-Effective Date Period;

(e)	the Pre-Effective Date Tax does not correspond to or cannot be offset against a Tax Benefit related to periods after the Effective Date which can also arise at a different type of Tax and which is based on a circumstance having triggered the Tax Indemnification Claim and occurring at the tier of a Group Company or at the tier of the Purchaser or an Affiliate of the Purchaser; whereby it is understood that the amount of the Tax Benefit, by which the Tax Indemnification Claim shall be reduced, shall be equal to the aggregate of:

(i)	the amount of all Tax Benefits (without discounting) that have already been received (including, but not limited to, by way of set-off, deduction or Tax credit) by a Group Company or at the tier of the Purchaser or an affiliate of the Purchaser when the Tax Indemnification Claim would have fallen in principle due pursuant to clause 8.2.2 (Tax Indemnification Due Date); plus

49

(ii)	the net present value of all remaining Tax Benefits after the Tax Indemnification Due Date, whereby the net present value shall be determined by applying a discount rate of nine point one per cent (9.1%) per annum for the period commencing on the Tax Indemnification Due Date until the time on which the respective Tax Benefit is likely to occur and by assuming that the respective Group Company, the Purchaser and its affiliates (as the case may be) are taxed on a stand-alone basis, are sufficiently profitable and that Tax rates as applicable on the Tax Indemnification Due Date apply for the entire relevant period;

(f)	this agreement does not provide otherwise that the Tax shall be borne by the Purchaser;

(g)	the Tax does not arise or is not increased as a result of a change in law after the Effective Date; and

(h)	the aggregate amount of all Pre-Effective Date Taxes paid by a Group Company after the Effective Date and not already excluded under any provision of this clause 8.2 above exceeds the aggregate amount of all Tax liabilities and Tax accruals included in item “Accrued Liabilities” listed under “Net Working Capital” in Annex 3.1.2 (Cash, Debt and Net Working Capital).

8.2.2	A Tax Indemnification Claim shall become due and payable fifteen (15) Business Days after the Seller has been notified in writing by the Purchaser about the payment obligation and the corresponding payment date if any and has received a copy of the underlying Tax assessment or payment order of the Tax Authority (including sufficient documents and information to review and assess the amount of the tax indemnification payment to be made including any qualifications under clauses 8.2.1(a) through 8.2.1(h)), but in no case earlier than three (3) Business Days prior to the date at which the Tax to be indemnified is due and payable to the Tax Authority.

8.2.3	If the Tax underlying the Tax Indemnification Claim is subsequently reduced, the difference between the higher payment on the Tax Indemnification Claim and the lower Tax amount shall be reimbursed by the Purchaser to the Seller, including all interests related thereto, within fifteen (15) Business Days after the reduction has become effective. Clause 8.3.2 below shall apply mutatis mutandis.

50

8.3	Tax Refunds

8.3.1	The Purchaser shall – unless and to the extent the amount has already excluded the indemnification pursuant to clause 8.2.1 above – reimburse to the Seller any Pre-Effective Date Tax Refund effectively received (including by way of set-off, deduction and Tax credit) by the Purchaser or any Group Company after the Effective Date.

8.3.2	The Purchaser shall, and shall procure that the Group Companies will (i) promptly notify the Seller in writing of the receipt of any Pre-Effective Date Tax Refund within the meaning of clause 8.3.1 above and (ii) at the Seller’s request, deliver to the Seller, at the Seller’s expense, within six months following the end of each calendar year a written statement of a German certified accounting firm (Wirtschaftsprüfungsgesellschaft) to confirm that the Purchaser has complied fully with its notification obligations under this clause 8.3.2. Clause 8.6.4 below shall apply mutatis mutandis to such review or investigation.

8.3.3	Any amount payable to Seller pursuant to this clause 8.3 shall be due and payable fifteen (15) Business Days after the Pre-Effective Date Tax Refund has been refunded (including – but not limited to – by way of set-off or deduction) to the Purchaser or one of the Group Companies. Clause 8.2.3 shall apply mutatis mutandis regarding a subsequent reduction of a Pre-Effective Date Tax Refund paid to the Seller.

8.4	Reverse Indemnity

8.4.1	The Purchaser shall pay to the Seller an amount equal to any Tax Benefit occurring after the Effective Date at the level of any Group Company if and to the extent:

(a)	such Tax Benefit results from an increase of taxable income of any Group Company regarding Pre-Effective Date Periods; and

(b)	such increase does not result in an actual Tax payment of the respective Group Company due to the fact that the taxable income of the respective Group Company is attributed to or Taxes on such income are assessed against the Seller or any other former direct or indirect shareholders of the respective Group Company.

In respect of the calculation of such Tax Benefit, clause 8.2.1(e)(ii) second half sentence shall apply mutatis mutandis.

51

8.4.2	The Purchaser shall pay to the Seller an amount equal to the amount of Taxes which are imposed on (i) the Seller or, (ii) any former direct or indirect shareholder of any Group Company which are directly or indirectly caused or triggered:

(a)	by an increase of taxable income of any Group Company regarding Pre-Effective Date Periods due to a change of law after the Effective Date; or

(b)	by (i) any measure with retroactive effect on the Pre-Effective Date Period initiated by the Purchaser or the Group Companies after the Closing Date or (ii) any change of a Tax Return relating to a Pre-Effective Date Tax or in the exercise of any Tax election right for a Pre-Effective Date Period, unless required under mandatory law or requested and approved in writing by the Seller following the Closing Date; or

(c)	relating to taxable income of any Group Company regarding the period starting on the Effective Date until the Closing Date.

8.4.3	Clause 8.2.2 above shall apply mutatis mutandis to payment obligations under this clause 8.4 (Reverse Indemnity).

8.5	Cooperation on Tax matters

8.5.1	In between the Announcement Date and the Closing Date, the Seller shall procure that (i) Tax Returns of the Group Companies are prepared in accordance with past practice and filed in a timely manner and (ii) all Taxes payable are paid in a timely manner.

8.5.2	Any Tax Return relating to any Relevant Tax Proceedings shall be subject to the review and written consent of the Seller not to be unreasonably withheld. The Purchaser shall procure that no such Tax Return is submitted to any Tax Authority without approval of the Seller in written form not to be unreasonably withheld. The Purchaser shall ensure that any Tax Return to be reviewed and approved by the Seller will be sent to the Seller no later than thirty-five (35) Business Days prior to the due filing date of the relevant Tax Return and that all Taxes payable under such Tax Return are paid in a timely manner. The Seller shall be deemed to have given its consent to any Tax Return furnished to the Seller in a timely manner for review if the Seller has not provided any comment with respect to the respective Tax Return to the Purchaser or the relevant Group Company within thirty (30) Business Days following the receipt (Zugang) of the respective Tax Return. If the Parties fail to reach an agreement on the content of a Tax Return relating to the Pre-Effective Date Period, the respective Tax Return shall be filed according to the instructions of the Seller, unless such instructions do not comply with mandatory law. The procedure in this clause 8.5.2 shall apply mutatis mutandis to any amendment of a Tax Return relating to the Pre-Effective Date Period.

52

8.5.3	The Purchaser shall or shall procure the Group Companies to (i) inform the Seller of any material changes to be applied within a period of three (3) years after the Closing Date to the transfer pricing policy that was in place within the Group Companies at the Closing Date and (ii) give the Seller the opportunity to provide comments on such contemplated material changes. For the avoidance of doubt, the Purchaser shall fully control the management of the Group Companies’ transfer pricing policy for periods after the Closing Date and shall be free to proceed or not to any change in respect of the Group Companies’ transfer pricing policy after the Closing Date and to take or not into account any Seller’s comments in respect thereof.

8.6	Tax Proceedings after Closing

8.6.1	The Purchaser shall (i) notify the Seller of any announcement and commencement of a Relevant Tax Proceeding in written form promptly (unverzüglich) after the Purchaser or any Group Company become aware of such event and with all relevant factual information describing the object of the Relevant Tax Proceeding to a reasonable level of detail and shall include copies of any assessment, notice or other document received from any Tax Authority related to the respective Tax, (ii) give the Seller the opportunity to fully participate, at its own expense, from the beginning in all Relevant Tax Proceedings, and (iii) upon request of the Seller, procure that the respective Group Company uses its best efforts to achieve a deferred payment date for the relevant Tax at Seller’s costs.

53

8.6.2	If the Seller gives formal notice to the Purchaser of its willingness to control a Relevant Tax Proceeding, which notice shall acknowledge that (i) the Seller has an indemnification obligation under clause 6.2.10 (Taxes) or this clause 8 (Tax indemnity) in respect of any Pre-Effective Date Tax resulting from such Relevant Tax Proceeding (but only on its merits, not in a specific amount) and (ii) to the Seller’s Knowledge as of the time the notice is given the exclusions provided in clause 8.2.1 (except for 8.2.1(e)) are not applicable in respect of such Relevant Tax Proceeding (the Tax Acknowledgement Notice), the Seller shall lead such Relevant Tax Proceeding on its own or through counsel of its choice and at its expenses and the Purchaser shall fully cooperate and shall cause the Group Companies and their representatives to (i) promptly forward any correspondence existing in written form and any information requests of a Tax Authority or court in respect of such Relevant Tax Proceeding to the Seller for evaluation and comments, (ii) give the Seller the opportunity to challenge and litigate such Relevant Tax Proceeding, (iii) comply with any reasonable instructions given by the Seller in relation to the conduct of such Relevant Tax Proceeding referred, (iv) upon Seller’s request, promptly authorize, (by power-of-attorney and such other documentation as may be necessary or appropriate) the designated representative of the Seller to represent the Purchaser and the respective Group Companies in the Relevant Tax Proceeding, provided that the Seller shall fully indemnify the Purchaser (or any of the Group Companies, as applicable) for all costs (together with any irrecoverable VAT thereon) reasonably and properly incurred by the Purchaser (or any of the Group Companies) in connection with this designation and (v) see that no document or information related to Pre-Effective Date Taxes or Relevant Tax Proceeding is submitted to any Tax Authority or court without the prior consent of the Seller in written form, which shall not be unreasonably withheld.

8.6.3	If the Seller gives formal notice to the Purchaser of its willingness to control a Relevant Tax Proceeding but gives no Tax Acknowledgement Notice (the Tax Formal Notice), the Parties shall mutually agree to appoint a tax firm within ten (10) Business Days from the receipt by the Purchaser of the Tax Formal Notice (the Tax Firm). Failing to reach a mutual agreement, a Tax Firm shall be appointed, upon request of either Party, by the president of the local chamber of commerce in Frankfurt am Main, Germany. The Tax Firm so appointed shall be an internationally recognized firm and must not have a conflict of interest in acting in this capacity. The Tax Firm shall act as an expert and not as an arbitrator and shall lead and control the Relevant Tax Proceeding in the interest of both Parties for a period of two (2) months. If at the end of the two (2) month period, the Tax Firm determines that it is more likely than 50% that (i) the Seller has an indemnification obligation under clause 6.2.10 (Taxes) or this clause 8 (Tax indemnity) in respect of any Pre-Effective Date Tax resulting from such Relevant Tax Proceeding and (ii) the exclusions provided in clause 8.2.1 (except for 8.2.1(e)) are not applicable in respect of such Relevant Tax Proceeding, the Seller shall have the lead on the Relevant Tax Proceeding according to clause 8.6.3. Such determination by the Tax Firm shall not affect the rights and obligations of the Parties under clauses 7 (Remedies for breach by Seller or Loan Seller) and 8.2 through 8.4 (Tax indemnification), and shall only have an impact on the conduct of the Relevant Tax Proceeding. If the Purchaser has received a Formal Notice in respect of a Relevant Tax Proceeding, the Purchaser shall give the Seller the opportunity to challenge and litigate such Relevant Tax Proceeding at Seller’s costs, if such Tax Proceeding would otherwise become non-appealable until the Tax Firm is formally appointed pursuant to this clause 8.6.3.

54

8.6.4	For the avoidance of doubt, the Purchaser shall control the conduct of the Relevant Tax Proceeding (i) if the Purchaser has not received a Tax Acknowledgement Notice or a Tax Formal Notice or (ii) if the Purchaser has received a Tax Formal Notice but the Tax Firm determined that it is less likely than 50% that (A) the Seller has an indemnification obligation under clause 6.2.10 (Taxes) or this clause 8 (Tax indemnity) in respect of Pre-Effective Date Tax resulting from such Relevant Tax Proceeding or (B) the exclusions provided in clause 8.2.1 (except for 8.2.1(e)) are not applicable in respect of such Relevant Tax Proceeding. Such determination by the Tax Firm shall not affect the rights and obligations of the Parties under clauses 7 (Remedies for breach by Seller or Loan Seller) and 8.2 through 8.4 (Tax indemnification), and shall only have an impact on the conduct of the Relevant Tax Proceeding. In no event shall the Purchaser be entitled to acknowledge or settle a Relevant Tax Proceeding or permit any such acknowledgement or settlement without the Seller’s prior written consent (which shall not be unreasonably withheld or delayed) to the extent that such Relevant Tax Proceeding may result in a liability of the Seller under this agreement.

8.6.5	For the avoidance of doubt, if a Relevant Tax Proceeding relates only in part to Pre-Effective Date Taxes and/or the Seller’s rights under clauses 8.3.1 and/or 8.4.2 above, (i) this clause 8.6 shall be applicable to Pre-Effective Date Tax Periods and the Seller’s rights under clauses 8.3.1 and/or 8.4.2 and (ii) the Purchaser shall control the conduct of such Relevant Tax Proceeding in respect of any other relevant taxable periods or aspects other than the Seller’s rights under clauses 8.3.1 and/or 8.4.2 and shall be free to settle such Relevant Tax Proceeding to this extent.

8.6.6	The Parties shall fully cooperate, and the Purchaser shall cause the Group Companies and their representatives to fully cooperate, at their own expense, with the respective other Party with respect to all Relevant Tax Proceedings. On request of the Seller, the Purchaser shall in particular provide any document or information which:

(a)	can be useful for the Seller to avoid or mitigate any liability under this clause 8 (Tax indemnity), to protect a Tax Benefit of the Seller or to enforce a claim under this clause 8 (Tax indemnity), or

55

(b)	can be required for tax and accounting purposes (in particular reporting requirements) of the Seller or its present or former direct or indirect shareholders,

provided that the respective document or information is reasonably accessible for one of the Group Companies or the Purchaser. The Purchaser shall procure that the Group Companies store all records, documents and information relating to Relevant Tax Proceedings until the expiration of any applicable statute of limitations. Clause 10.6 (Retention of records) shall apply mutatis mutandis to Tax records of the Group Companies relating to the Pre-Effective Date Period.

8.7	CIT Group

8.7.1	The Seller shall use, and shall procure that the Company uses, reasonable efforts to cause that the Company is separated from the CIT Group with effect as of the Closing, including filing a request with the Dutch Tax Authority to the effect that the Company is not separated from the CIT Group with effect as of the date of this agreement.

8.7.2	As soon as reasonably practicable following the Closing, the Seller shall provide the Purchaser with opening balance sheets as at the Closing in respect of the Company as well as explanatory notes thereto. The Seller shall provide the Purchaser such information and render the Purchaser such assistance as is necessary and reasonable for the Purchaser’s review of such opening balance sheets. The Seller shall accept all reasonable comments that it receives from the Purchaser within twenty (20) Business Days of providing such opening balance sheets.

8.8	Limitations

8.8.1	To the extent that a claim under this clause 8 (Tax indemnity) refers to any Group Company in which the Seller holds (directly or indirectly) less than one hundred (100) per cent of the shares or interest as of Closing, the indemnification obligations under this clause 8 (Tax indemnity) shall be limited pro rata to the Seller’s participation in the shares or interests of such Group Company.

8.8.2	Any claims of the Purchaser under this clause 8 (Tax indemnity) shall be time-barred upon expiration of a period of six months after the respective Pre-Effective Date Tax has become final, binding and un-appealable (formell und materiell bestandskräftig). The Seller’s rights under this clause 8 shall not become time-barred prior to six months after the Seller has been notified in writing about its payment claim under this clause 8 (Tax indemnity). In any event, the claims of the Purchaser and the Seller under this clause 8 shall become time-barred at the latest 5 (five) years following the Closing Date.

56

8.8.3	If the Purchaser fails to comply with any of its obligations under this clause 8 (Tax indemnity), the Seller shall not be liable under this clause 8 (Tax indemnity) unless and to the extent such non-compliance or such breach did not (i) substantially prejudice the Seller in its capability to avoid the corresponding Pre-Effective Date Tax to be indemnified under this clause 8 or (ii) result in or increase the Pre-Effective Date Tax to be indemnified under this clause 8 (Tax indemnity).

8.8.4	The Parties agree that the limitations set forth in clauses 7.2 (De Minimis, Threshold) and 7.3 (Overall scope of Seller’s liability pursuant to this agreement) shall also apply with regard to the liability of the Seller and the Purchaser under this clause 8 (Tax indemnity), provided that the applicable De Minimis Amount shall be EUR 30,000.00 (in words: thirty thousands euros) and no Threshold will be applicable with regard to the liability of the Seller and the Purchaser under this clause 8 (Tax indemnity).

8.9	Miscellaneous

8.9.1	Clause 7.9.2 above shall apply mutatis mutandis to this clause 8 (Tax indemnity).

8.9.2	The liability of the Seller with respect to Taxes under this Agreement shall be governed exclusively by this clause 8 (Tax indemnity), unless specifically provided otherwise (e.g. clause 6.2.10 (Taxes)).

8.9.3	For the avoidance of doubt, no provision in this clause 8 (Tax indemnity) shall apply to transfer Taxes, stamp duties and similar Taxes triggered by the consummation of the Transactions contemplated by this agreement. Such Taxes shall be exclusively dealt with in clause 16.1 of this agreement.

9.	Purchaser’s guarantees

9.1	Guarantees

The Purchaser hereby guarantees by way of an independent promise of guarantee (selbständiges Garantieversprechen) pursuant to sec. 311 para. 1 of the BGB as follows:

9.1.1	The Purchaser is duly incorporated and validly existing under the laws of France.

57

9.1.2	The execution and performance by the Purchaser of this agreement and the consummation of the transactions contemplated hereby are within the corporate powers of the Purchaser and have been duly authorized by all necessary corporate action on part of the Purchaser.

9.1.3	The execution and performance by the Purchaser of this agreement and the consummation of the transactions contemplated herein do not violate the articles of association or by-laws of the Purchaser or violate, subject to the fulfilment of the Closing Condition set out in clause 4.2.1(a) above, any applicable law, regulation, judgment, injunction or order binding on the Purchaser, and there is no action, law suit, investigation or proceeding pending against, or to the knowledge of the Purchaser threatened against, the Purchaser before any court, arbitration panel or administrative authority which in any manner challenges or seeks to prevent, alter or delay the transactions contemplated herein.

9.1.4	The Purchaser is not insolvent or, to the knowledge of the Purchaser, subject to any bankruptcy, insolvency or equivalent proceedings. With respect to the Purchaser, no circumstances exist which would require an application for any bankruptcy, insolvency or equivalent proceedings in other jurisdictions nor do any circumstances exist according to any applicable bankruptcy or insolvency laws which would justify the avoidance of this agreement.

9.1.5	This agreement has been duly executed by the Purchaser and, once signed, this agreement will constitute legal, valid and binding obligations of the Purchaser and shall be enforceable in accordance with its terms.

9.1.6	As of the Announcement Date, the Purchaser is not actually aware of facts which result in a guarantee provided under clause 6 (Seller Parties’ guarantees) as being breached, it being provided that this clause 9.1.6 shall not apply to any Claim made by the Purchaser in connection with clause 6.2.14 (Environmental matters) and clause 7.10 (Zwickau specific indemnity).

9.1.7	The Purchaser has obtained all necessary financings from reputable financial institutions (together with its own cash resources) allowing, in a timely manner, the consummation of all the transactions contemplated under this agreement and the compliance with its obligations hereunder. The Purchaser has delivered to the Seller’s Guarantor the Debt Financing Agreements and confirms that they contain all the material terms and conditions relating to the availability of any debt financings required by the Purchaser to fulfil its obligations hereunder.

58

9.2	Remedies

9.2.1	In the event that the Purchaser is in breach of any guarantee pursuant to clause 9.1 (Guarantees), the Purchaser shall put the Seller into the position the Seller would have been in had such breach not occurred (restitution in kind – Naturalrestitution). If the Purchaser is unable to provide restitution in kind within three (3) months after having been notified by the Seller of such breach, the Purchaser shall pay to the Seller the amount of monetary damages (Schadenersatz in Geld) as would be necessary to hold harmless the Purchaser Indemnified Party from and against any and all Damages suffered or incurred by any of them as a result of the breach. Any amount of monetary damages due by the Purchaser under clause 9.2 (Remedies) shall be paid in accordance with the procedure set forth in clause 7.5 (Notification of Seller, procedure in case of third-party claims) above and clause 7.9 (Payments) above, applied mutatis mutandis.

9.2.2	All claims of the Seller arising under clause 9 (Purchaser’s guarantees) shall become time-barred on the second (2nd) year anniversary of the Closing Date. Clause 7.2 (De Minimis Amount, Threshold), clause 7.6 (Mitigation) and clause 7.8 (Exclusion of further remedies) shall apply mutatis mutandis to the indemnification obligation of the Purchaser.

10.	Covenants

10.1	Merger control proceedings; other regulatory requirements

10.1.1	The Purchaser shall ensure that any filings to be made with the competent merger control authorities or other public authorities (the Filings), to the extent they have not already been made prior to the Signing Date, will be made within seven (7) Business Days after the Signing Date, unless the applicable laws and regulations require an earlier filing. Such Filings shall be made by the Purchaser on behalf of all Parties, provided, however, that the Purchaser shall not make any Filing without first consulting with the Seller and taking due account of all reasonable comments or suggestions made by the Seller in this respect, provided that nothing in this clause 10.1.1 shall require or oblige the Purchaser to accept such comments or suggestions.

59

10.1.2	The Seller and the Purchaser shall closely cooperate, in good faith, in the preparation of such Filings as well as in any discussions and negotiations with the competent merger control or other public authorities with the objective to obtain clearance for the transactions contemplated by this agreement in the shortest time period possible. In particular, the Seller, to the extent permissible under applicable law, (i) shall supply, or cause the Group Companies to supply, any information and documentary material (subject to any confidentiality undertakings or legal or regulatory requirements which may prevent such disclosure) that may be reasonably required for the preparation of all necessary Filings, as well as any additional information requested by the relevant merger control authorities or other public authorities in connection with the examination of the Filings or that is necessary in order to respond to questions raised by the merger control authorities or other public authorities, (ii) where permitted by the competent merger control authorities or other public authorities and upon the Purchaser’s request, shall ensure its availability to, or cause the Group Companies to, attend meetings and participate in telephone conference calls and other conversations with the competent merger control authorities or other public authorities, and (iii) shall not, and shall cause the Group Companies not to, take any action inconsistent with this clause 10.1.2 or which would prevent the Purchaser from obtaining the Closing Condition set out in clause 4.2.1 above.

10.1.3	Each Party shall without undue delay provide all other Parties with copies of any material correspondence with the merger control authorities or other public authorities and with copies of any written statement, order or decision of such authorities; provided that all privileged or commercially sensitive information relating to the Parties or their Affiliates may, unless provided on a counsel-to-counsel basis, first be removed. The Purchaser may withdraw (zurücknehmen) Filings with the competent authorities or agree with such authorities on the extension of any examination period only with the express prior written consent of the Seller (which consent shall not be unreasonably withheld or delayed).

10.1.4	If the competent merger control authorities are prepared to grant clearance only subject to the satisfaction of conditions or preconditions (Bedingungen oder Auflagen) by the Purchaser, the Purchaser shall, without undue delay and at its own costs and risk, take any action that may be necessary to:

(a)	resolve any objections asserted by the competent merger control authorities and fulfil such conditions or preconditions; and

(b)	prevent the opening of proceedings or entry of any decision or order, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other decision or order that would prevent, prohibit, restrict or delay Closing by the Long Stop Date.

60

10.2	Access to financial information

Subject to compliance with applicable data protection laws and for a period of five (5) years as from Closing, or for such longer period of time if, before the expiration of such five year period, the Seller or any of the Seller’s Affiliates is subject to any investigation or audit by or demand from any authority competent to assess, control or collect any Tax and sends a notice to the Purchaser to that effect, the Purchaser shall procure that, upon the reasonable request of the Seller or its concerned Affiliate, the Seller and its representatives are given access to or are provided with, as the case may be, and are allowed, at the Seller’s cost, to make copies of:

(a)	the annual books of accounts of the Group Companies for all fiscal years up to the Effective Date,

(b)	the annual book of accounts of the Group Companies for the fiscal year 2019 (for the period up to and including the Closing Date), as well as any other financial information required to achieve the deconsolidation of the Group Companies on the Closing Date or, if the payment of the Estimated Purchase Price does not occur on the last day of a month, on the end of month following the Closing Date, and

(c)	any information the Seller reasonably requires with regard to any Tax matters,

during working hours on a Business Day and upon reasonable notice and subject to the Seller and its representatives agreeing in such form as the Purchaser or the Group Companies may reasonably require to keep all such information confidential and use it only for such purpose.

10.3	No deviation from ordinary course of business; no Leakage

10.3.1	Between the Announcement Date and the Closing Date, the Seller shall, subject to the provisions of clause 10.3.5 and to the extent permissible under applicable law, cause the Group Companies to (i) conduct their respective business operations in the ordinary course of business and substantially in the same manner as before, (ii) use commercially reasonable efforts to preserve their business organizations intact and maintain existing relations and goodwill with customers, suppliers and other third-parties, and (iii) maintain their respective books and records in the usual, regular and ordinary manner, on a basis consistent with past practice.

61

10.3.2	Between the Announcement Date and the Closing Date, except where (x) expressly permitted elsewhere in this agreement, in particular clause 10.3.5 below, or necessary to implement the transactions contemplated by this agreement or to implement certain transactions specifically set forth in the business plan of the Group Companies covering the fiscal years 2018 and 2019 as disclosed to the Purchaser prior to the signing of this agreement and contained in folder 1.4.1 of the Data Room (the Business Plan), (y) necessary to comply with applicable laws or (z) consented to in writing by the Purchaser (which consent shall not be unreasonably withheld or delayed, having due consideration for the interests of the Company and the Purchaser), the Seller shall not, and shall cause each of the Group Companies not to:

(a)	except, as in the ordinary course of business or, if applicable, in order to implement certain transactions specifically set forth in the Business Plan, make any investment or capital expenditure in excess of EUR 500,000 (in words: five hundred thousand euros) in the aggregate during any period of twelve (12) months;

(b)	act in a manner which is inconsistent with the provisions of this agreement or the performance of the obligations contemplated hereunder;

(c)	authorize, effect or propose any amendment to, or change in, its articles of association (or equivalent documents);

(d)	issue any share capital, debt securities or similar interest to any third-party (other than the Companies);

(e)	undertake any merger, spin-off, contribution of assets, complete or partial liquidation, dissolution, restructuring, recapitalization or other form of similar reorganization;

(f)	except, as in the ordinary course of business or, if applicable, in order to implement certain transactions specifically set forth in the Business Plan, acquire or dispose of any fixed assets relating to its business in excess of EUR 500,000.00 (in words: five hundred thousand euros);

(g)	create or incur any encumbrance on the properties, rights or assets (including the Shares) of the Group Companies and to maintain such properties, rights or assets in good conditions;

62

(h)	incur any indebtedness vis-à-vis third-parties except as in the ordinary course of business;

(i)	make or extend any loan, advance or capital contributions to any third-party (other than any of the Group Companies), or incur a material amount of additional indebtedness for borrowed money or guarantee any such liabilities, outside the ordinary course of business;

(j)	make or agree to make any material change in the terms and conditions of employment or engagement (including compensation) of any Key Employee, or hire or terminate the employment of any Key Employee;

(k)	enter into any agreements or arrangements with unions (including IG Metall), employees’ representatives or employees that could reasonably (i) materially impede a restructuring or dismissal, or (ii) grant special rights to employees in case of a change of control of any of the Group Companies, (iii) result in deviation from terms and conditions of employment (including remuneration and benefits) as applicable on the Signing Date which would, individually or in the aggregate, reasonably be expected to have a material adverse effect on the Group Companies, taken as a whole, or (iv) taken as a whole, increase the total staff costs of the Group Companies by 2.5% (two point five per cent) or more per annum, unless such increase is market practice or results from the implementation of an agreement or arrangement by the German industry association relevant for the Business;

(l)	materially amend any existing or institute any new employee benefits, including any pension, healthcare or welfare plan and any stock incentive plan;

(m)	initiate or settle any individual claim, action, arbitration, dispute or other proceeding which would reasonably be expected to result in a payment or receipt by any of the Group Companies of EUR 500,000.00 (in words: five hundred thousand euros) or more in the aggregate during any period of twelve (12) months;

(n)	enter into any hedging agreement or other derivative contract, other than non-speculative cash flow and/or balance sheet hedging that (A) is in the ordinary course of business consistent with past practice and (B) does not terminate as a result of the consummation of the transactions contemplated by this agreement;

63

(o)	as of the Closing Date, incur, create, maintain or permit to be outstanding any indebtedness under the financing agreements entered into between the Group Companies and the third-parties set out in Annex 10.3.2(o) (Third-Party Financing Agreements);

(p)	enter into any commitment or arrangement to do any of the actions set forth in the foregoing paragraphs (a) to (o).

10.3.3	The Seller shall, no later than three (3) Business Days prior to the Closing Date, deliver to the Purchaser a certificate in the form attached as Annex 10.3.3 (Negative Pledge Certificate) signed by the Seller confirming that it has complied and each of the Companies has complied, and that as of the Closing Date it will have complied and each of the Companies will have complied, with the provisions of clauses 10.3.1 and 10.3.2 (the Negative Pledge Certificate), provided that, if the Seller, or any of the Companies, has failed to comply with any of such provisions, the Negative Pledge Certificate shall set out the violations that have been committed (and for the avoidance of doubt, the delivery of the Negative Pledge Certificate does not constitute a limitation of the liability of the Seller under this agreement).

10.3.4	No leakage

(a)	The Seller shall procure (x) that no Leakage, other than Permitted Leakage, will occur between the Effective Date and the Closing Date that has not been remedied prior to or on the Closing Date, and (y) that no arrangement or agreement has been made or will until the Closing Date be made that will result in any Leakage that has not been remedied prior to or on the Closing Date.

(b)	Leakage shall mean:

(i)	any payment or declaration of any interim, exceptional or other dividend or similar distribution of profits (whether in cash or in kind) of the Group Companies;

(ii)	any asset transfer, purchase or disposal, other than under the Intra-Group Agreements, which is not made within the ordinary course of business and at arms’ length;

(iii)	any payment in connection with services provided under the IT TSA and the Engineering Services Agreement at a price exceeding the current terms and conditions agreed upon between the Seller’s Affiliates and the Group Companies or not consistent with past practice, excluding the impact of any foreign exchange movement;

64

(iv)	any return of capital (whether by repurchase, repayment, reduction, redemption, cancellation of any share capital, loan capital or other securities);

(v)	any encumbrance created over any of the assets of the Group Companies other than by operation of law;

(vi)	the grant of a waiver, release or deferral in respect of any sum due or obligation owed;

in each case of paragraphs (i) to (vi) above, by or on behalf of any of the Group Companies to, or on behalf of, or for the benefit of the Seller or any of the Seller’s Affiliates (except payments to other Group Companies);

(vii)	any transaction with, or payment (whether in cash or in kind) to, or to the benefit of the Seller or any of the Seller’s Affiliates by, or on behalf of any of the Group Companies (except payments to other Group Companies) which is not made within the ordinary course of business and at arms’ length terms, provided that Intra-Group Agreements disclosed in the Data Room shall be deemed to be within the ordinary course of business and at arms’ length terms;

(viii)	any option entitling the Seller and/or any of the Seller’s Affiliates to receive payments or to acquire assets from Tower Europe Group after the Closing Date, with the exception of payments in connection with services provided under the IT TSA and the Engineering Services Agreement;

(ix)	any payment of Transaction Expenses by any of the Group Companies. Transaction Expenses shall mean the amount of, without duplication, (a) the fees, costs and expenses owed by the Group Companies to their investment bankers, attorneys, accountants, advisors, brokers and other professionals payable in connection with or relating to the negotiation of this agreement or the consummation of the transactions contemplated hereby (including the Pre-Sale Restructuring), and (b) the aggregate amount of any transaction bonuses, transaction commissions, transaction-related incentive payments, change of control, transaction-related retention, stay or similar compensatory payments owed by the Group Companies to any former or current director, officer, manager, consultant, or employee thereof (in such capacity) (in each case, including any social security, unemployment or other employment, withholding or payroll Taxes or similar amounts owed by or imposed on the Company, or for which the Company may otherwise be liable, in each case, triggered in connection with, as a result of, or arising from the payment of such aggregate amount); in each case undertaken or committed on or before the Closing Date; or

65

(x)	any undertaking or commitment before or on the Closing Date to do, make or pay any of the above;

but, for the avoidance of doubt, does not include any Permitted Leakage.

(c)	Permitted Leakage shall mean:

(i)	any payments by the Company under or in connection with the Intercompany Loan;

(ii)	any payment or commitment to pay as set forth in Annex 10.3.4(c)(ii) (Permitted Leakage).

10.3.5	Pre-Sale Restructuring

(a)	The following measures shall not be considered a deviation from the ordinary course of business pursuant to clause 10.3.1 above:

(i)	the carve-out, sale and transfer and any other measures in connection therewith prior to or on the Effective Date of all shares in Tower Automotive Holdings Asia B.V., a limited liability company incorporated under the laws of the Netherlands with registered seat in Baarn, the Netherlands, and address at Herikerbergweg 124, Luna ArenA, 1101 CM Amsterdam, the Netherlands, and registered with the Chamber of Commerce (Kamer van Koophandel) under registration number 34122239 (Tower Asia) and thereby indirectly of the direct and indirect subsidiaries and participations of Tower Asia set out in Annex 10.3.5(a)(i) (Tower Asia Group) (Tower Asia together with the aforementioned entities, the Tower Asia Group); and

66

(ii)	the transfer, by means of contribution or other, and any other measures in connection therewith prior to or on the Effective Date, of the Intercompany Loan Consolidation Agreement dated 30 December 2014 and entered into on between the Company as lender and Tower Asia as borrower, to a newly-formed holding company outside the Tower Europe Group.

(b)	For the avoidance of doubt, the Group Companies and the Purchaser shall incur no liability or responsibility whatsoever in respect of the measures to be implemented pursuant to clause 10.3.5(a) and the Seller shall indemnify and hold harmless the Purchaser against any and all Damages that may arise in connection with the Pre-Sale Restructuring; it being specified that none of the limitations set forth in clause 7.2 (De Minimis Amount, Threshold) and clause 7.3 (Overall scope of Seller’s liability pursuant to this agreement) shall apply to any indemnification due under this clause 10.3.5.

10.4	Insurance coverage

10.4.1	The Seller shall procure that the Group Companies and their business remain insured from the Signing Date until the Closing Date in substantially the same way as they are on the Signing Date and that all premiums due for such insurances are duly and timely paid.

10.4.2	The Purchaser shall procure that the Group Companies obtain insurance coverage in line with general industry standards effective from the Closing Date, it being understood that the insurance coverage provided to the Group Companies under Tower International Group insurance policies will cease with effect as of the Closing Date. The new insurance coverage shall also include any risks relating to the period prior to the Closing Date to the extent the existing insurance coverage is on a “claims made” basis.

10.5	Use of names, trademarks and trade names

10.5.1	The Purchaser shall or shall procure that as soon as reasonably practicable after the Closing Date and in any event within six (6) weeks after the Closing Date, the name of any Company that consists of or includes the word “Tower” is changed to a name which does not include that word.

67

10.5.2	The Purchaser shall ensure that without unreasonable delay after the Closing Date, however at the latest six (6) months thereafter, all Group Companies cease to use the “Tower” name or any logo, trademark, trade name or other derivation therefrom (together the Tower Designations). The Purchaser shall cause the Group Companies to remove or obliterate the Tower Designations from their signs, purchase orders, invoices, sales orders, labels, letterheads, shipping documents, internet websites and other items and materials of the business and otherwise six (6) months after the Closing Date at the latest, and shall procure that no such items and materials are put into use thereafter which bear similarity to the Tower Designations.

10.5.3	The Purchaser acknowledges that the Seller shall have no responsibility for claims by third-parties arising out of, or relating to, the use of the “Tower” name or marks by the Purchaser or the Group Companies or any of their affiliated companies within the meaning of sec. 15 of the AktG after the Closing Date, and the Purchaser undertakes to indemnify and hold harmless the Seller from and against any such third-party claims.

10.6	Retention of records

10.6.1	Subject to compliance with applicable data protection laws and for a period of seven (7) years as from Closing, or for such longer period as may be prescribed by law, the Purchaser shall, and shall procure that the Group Companies shall, retain any books, records and other written information relating to the Group Companies in respect of the period up to and including the Closing Date which are located at the offices of any of the Group Companies or which are held by or on behalf of, following the Closing Date, any Affiliates of the Purchaser within the meaning of sec. 15 of the AktG. The Seller shall notify the Purchaser, no later than three (3) months before the expiration of the period mentioned in sentence 1 of this clause, should it want to take at the expiration of such period, at its own cost, copies of any or all of the books, records and other written information relating to the Group Companies in respect of the period up to and including the Closing Date.

10.6.2	Subject to compliance with applicable data protection laws and for a period of seven (7) years as from Closing, or for such longer period as may be prescribed by law, the Seller and the Seller’s Affiliates shall retain any books, records and other written information relating to the Group Companies which they hold as of the Closing Date (to the extent these are, as of the Closing Date, not held by the Group Companies, the Purchaser or any Affiliates of the Purchaser within the meaning of sec. 15 of the AktG). The Purchaser shall notify the Seller, no later than three (3) months before the expiration of the period mentioned in sentence 1 of this clause, should it want to take at the expiration of such period, at its own cost, copies of any or all of the books, records and other written information relating to the Group Companies in respect of the period up to and including the Closing Date.

68

10.7	Seller release

Effective as of the Closing Date (but only if the Closing actually occurs), except for any rights or obligations under this agreement or any of the other transaction documents, to the fullest extent permitted by applicable law, the Purchaser, on behalf of itself and each of the Group Companies, hereby releases and discharges (i.e., would not raise any claim against) the Seller or any of the Seller’s Affiliates or any of its or their successors, officers, directors, employees or agents from any and all suffered damages the Purchaser or any of the Group Companies now has or may have in the future against such persons for or by reason of any matter, cause or thing related to actions or omissions occurring prior to or as of the Closing Date; in each case, unless and to the extent (i) such liability is based on fraud, willful act (vorsätzliche Handlung) or fraudulent misrepresentation (arglistige Täuschung) or (ii) the Purchaser has the right to claim damages or indemnification from the Seller in respect to such damages under the terms of this agreement.

10.8	Non-competition

10.8.1	For a period of eighteen (18) months commencing on the Closing Date (the Restricted Period), the Seller shall not, and shall cause the Seller’s Affiliates not to, directly or indirectly, (i) engage in the Business in those countries of the European Union where the Group Companies are currently active (the Restricted Area) or (ii) acquire an interest in, control, manage or operate any person or entity that engages directly or indirectly in the Business in the Restricted Area.

10.8.2	During the Restricted Period and with regard to Business in the Restricted Area, the Seller shall not, and shall not permit any of the Seller’s Affiliates to, directly or indirectly, solicit or entice, or attempt to solicit or entice, any clients or customers of the Group Companies for purposes of diverting their business or services from the Group Companies in the Restricted Area.

69

10.8.3	Clauses 10.8.1 and 10.8.2 above do not apply to (i) any ownership of securities constituting not more than 5% (five per cent) of the outstanding voting power of any person that is listed on any national or international securities exchange or traded actively in a national over-the-counter market and to (ii) the acquisition by the Seller, the Seller’s Guarantor or any Seller’s Affiliates of any person that is not headquartered in the European Union. Furthermore, clause 10.8.1 does not apply to an acquisition of securities (including via a takeover, merger or other type of transaction) in the Seller’s Guarantor, and clauses 10.8.1 and 10.8.2 above immediately cease to apply in case of a change-of-control, i.e. a case where a third-party (other than a Seller’s Affiliate) acquires a majority of the securities or voting rights, in the Seller’s Guarantor.

10.9	Third-party consents and notices

10.9.1	The Seller and/or any of the relevant Seller’s Affiliates or Group Companies, on the one hand, and the Purchaser, on the other hand, shall approach together, as soon as practicable after the Announcement Date, certain customers, suppliers, vendors and other business relations in order to introduce the Purchaser to such counterparties and, if applicable, obtain their consents, approvals, authorizations or waivers required under the terms of the agreements entered into with them as a result of the transactions contemplated by this agreement.

10.9.2	The Seller shall, without incurring any liability in this respect, use reasonable best efforts to give all notices necessary to consummate the transactions contemplated by this agreement without resulting in any breach or violation of, a default under, or an acceleration of any obligations under any of the Material Contracts or the creation of a lien on any of the material assets (whether tangible or intangible) necessary for the continued operations of the Business, taken as a whole.

10.10	Capital expenditures

The Group Companies intend to have purchased and added in the Property, Plant and Equipment captions of the balance sheet of the Unaudited Financial Statements an amount of capital expenditure for the fiscal year 2018 at least equal to EUR 45,000,000 (in words: forty five million euros) in accordance with the Capex Budget of the Group Companies attached hereto as Annex 10.10 (2018 Capex Budget). In the event of a shortfall between the amount of capital expenditure for the fiscal year 2018 as set out in the Unaudited Financial Statements and EUR 45,000,000 (in words: forty five million euros), the Purchase Price shall be reduced by such shortfall amount (the Capex Shortfall Amount). The Seller will procure that the Unaudited Financial Statements expressly set out the Capex Shortfall Amount, if any. For the avoidance of doubt, none of the limitations set forth in clause 7.2 (De Minimis Amount, Threshold) and clause 7.3 (Overall scope of Seller’s liability pursuant to this agreement) shall apply to any liability of the Seller due under this clause 10.10.

70

10.11	Steering Committee

Promptly following the Announcement Date, the Seller’s Guarantor and the Purchaser shall establish a joint steering committee (the Steering Committee) to discuss in good faith and reasonably cooperate with respect to (i) planning and preparing for the integration of the Group Companies with the Purchaser and (ii) any requests by the Group Companies to take any of the actions set forth in clause 10.3.2 (No deviation from ordinary course of business; no leakage), in each case in a manner that is fully consistent with and in compliance with all relevant antitrust and competition laws and regulations. The Seller’s Guarantor and the Purchaser will each designate two (2) representatives to the Steering Committee, one of which will be designated as the lead contact member for each of them. Each of such parties may (i) from time to time, in its sole discretion and upon notice to the other parties, designate other individuals to serve as its representative on the Steering Committee, and (ii) designate a substitute employee to temporarily attend and perform the functions of such party’s designee at any meeting of the Steering Committee. It is anticipated that, to the extent reasonably practicable, the Steering Committee shall meet on a weekly basis (other than during holiday periods) by videoconference, teleconference or in person. Meetings of the Steering Committee shall be effective only if at least one (1) representative of each of the Seller’s Guarantor and the Purchaser is present or participating in such meeting.

11.	Termination of intra-group relationships; transitional services

11.1	Intra-group relationships

11.1.1	The Seller and the Purchaser agree that (i) all agreements between the Seller or any of the Seller’s Affiliates on the one hand and any of the Group Companies on the other hand and (ii) all other services provided by the Seller or any of the Seller’s Affiliates to any of the Group Companies, and in each case which are listed in Annex 11.1.1 (Intra-Group Agreements) ((i) and (ii) herein collectively Intra-Group Agreements) shall be terminated and settled as of the Closing Date at the latest without any prepayment penalty or other costs arising from such termination for any of the Group Companies, the Seller or any of the Seller’s Affiliates.

71

11.1.2	In the event any Intra-Group Agreements cannot be terminated as provided for in clause 11.1.1 above, such Intra-Group Agreements shall be terminated as soon as reasonably possible after the Closing Date at no cost for any of the Group Companies. The Purchaser shall cooperate, and shall procure that the Group Companies cooperate, with the Seller and the Seller’s Affiliates to effect such termination of the Intra-Group Agreement.

11.2	Transitional and Engineering Services

11.2.1	Each of the Seller’s Guarantor and the Purchaser shall discuss in good faith how to co-operate with one another and to perform such actions that are reasonably necessary to ensure a smooth transition of the Group Companies and the Business at Closing.

11.2.2	The Seller’s Guarantor shall ensure that, no later than on the Closing Date, the Group Companies validly own or lease, or are otherwise authorized to use the Information Technology as from the Closing and, to this end, shall validly transfer, in compliance with applicable laws (including the Regulation (EU) 2016/679 on the protection of natural persons with regard to the processing of personal data and on the free movement of such data), any and all Information Technology to the Tower Europe Group or, if necessary, cause the Group Companies to purchase such new licenses (collectively, the IT Transfers). Any costs, fees and expenses incurred by any of the Group Companies in connection with the performance of this covenant (the IT Standalone Costs) shall be treated as Debt for the purposes of this agreement and reduce the Purchase Price accordingly. Furthermore, the Seller’s Guarantor shall fully indemnify and hold harmless any of the Group Companies for any Damages (going beyond the IT Standalone Costs) which may have been suffered or incurred by any of them as a result of the IT Transfers. For the purposes of this agreement, Information Technology shall mean the computers, software, data, archives, databases, firmware, middleware, servers, workstations, routers, hubs, switches, data communication lines and all other tangible information technology and hosting equipment and/or systems necessary for the Group Companies to conduct on a standalone basis their respective operations and Business as currently conducted.

11.2.3	On the Closing Date, the Seller or the relevant Seller’s Affiliates on the one hand and the relevant Group Company on the other hand will enter into an IT transitional services agreement substantially in the form as set out in Annex 11.2.3 (IT TSA) (the IT TSA).

72

11.2.4	Within six (6) months after the Announcement Date, the Purchaser and the Seller’s Guarantor shall jointly prepare and implement in good faith an IT migration plan which shall detail the steps, procedures, responsible persons within the Group Companies and periods needed to complete the separation of the Group Companies from the IT services provided under the IT TSA by the Seller’s Guarantor and/or the respective Seller’s Affiliates. Furthermore, during that six (6) month period referred to above, (i) the Seller’s Guarantor shall cooperate with the Purchaser in the preparation and implementation of the migration plan and provide it and its representatives (including, for the avoidance of doubt, its advisors), as soon as reasonably practicable, with all information and other assistance (including access to its relevant personnel and allocating to such preparation and implementation all necessary personnel and resources) as may be reasonably required by the Purchaser for the preparation and implementation of such migration plan and (ii) such cooperation from the Seller’s Guarantor in the preparation and implementation of the IT migration plan shall be at no cost for the Purchaser or any of its Affiliates.

11.2.5	Upon the Purchaser’s request, the Parties shall negotiate in good faith the terms and conditions of an engineering services agreement to be entered into among themselves on the Closing Date at terms and conditions substantially equivalent to the ones currently in place (Engineering Services Agreement).

12.	Release of Securities/Replacement as Contract Counterparty

12.1	Definitions

12.1.1	Securities shall mean all guarantees, suretyships, letters of comfort, letters of support or other securities of any kind which the Seller or the Seller’s Affiliates have issued or will issue with respect to the Group Companies prior to the Announcement Date listed in Annex 12.1.1 (List of Securities).

12.1.2	Security Liabilities shall mean collectively all present and future obligations and liabilities of the Seller and the Seller’s Affiliates under or in connection with the Securities.

12.2	Assumption and discharge of Security Liabilities

12.2.1	With effect as of the Closing Date, the Purchaser hereby assumes with full discharge (befreiende Schuldübernahme) of the Seller and the Seller’s Affiliates the Security Liabilities arising from the Securities. The Purchaser shall use commercially reasonable efforts that within two (2) months after the Closing Date (Security Release Period) (i) the Seller and the Seller’s Affiliates are fully released from any Security Liabilities and (ii) any documents or instruments evidencing the Securities are returned to the Seller or the relevant Seller’s Affiliates, as the case may be, provided that the Seller and the Seller’s Affiliates shall fully cooperate and support the Purchaser using commercially reasonable efforts. It is understood that the Purchaser’s obligation to procure for (einstehen für) such release from Security Liabilities shall continue to exist after the Security Release Period to the extent such release has not yet been achieved.

73

12.2.2	In the event that the Purchaser is not able to procure (dafür einstehen) that the Seller and the Seller’s Affiliates are released by the beneficiaries from all Security Liabilities three (3) months after the end of the Security Release Period, Purchaser agrees to approach jointly with the Seller and/or the relevant Seller’s Affiliate the respective beneficiaries that did not yet release Seller or the relevant Seller’s Affiliates in order to achieve a release. Purchaser shall report at the end of each month on the measures undertaken to procure Seller’s and Seller’s Affiliates release from the Security Liabilities. The Purchaser shall respond in reasonable detail to any questions the Seller may have with respect to the Purchaser’s efforts undertaken and beneficiaries’ attitude with respect to the release from the Security Liabilities.

13.	Confidentiality and press releases

13.1	Confidentiality; press releases; public disclosure

13.1.1	The Parties and the Seller’s Guarantor agree that, except as may be required to comply with the requirements of any applicable laws, and the rules and regulations of any stock exchange to which any Party or its Affiliate is subject, the contents of this agreement and all information obtained in connection with this agreement and the transactions contemplated hereby shall be treated in accordance with the terms of the confidentiality agreement entered into between the Seller’s Guarantor and the Purchaser on 16 July 2018 (the Confidentiality Agreement). No press release or other public announcement concerning the transactions contemplated by this agreement shall be made by either Party unless the form and text of such announcement shall first have been approved in writing by the other Parties (which approval shall not be unreasonably withheld or delayed) except that the Parties have already agreed that they shall be authorized to issue on the Closing Date a press release substantially in the form attached as Annex 13.1.1 (Press release). The foregoing shall not restrict or prohibit the Purchaser or any of its Affiliates from disclosing the contents of this agreement and all information obtained in connection with this agreement and the transactions contemplated hereby to their respective shareholders, Board members, employee representative body members, employees, customers, suppliers, vendors and other business relations to the extent the Purchaser reasonably determines in good faith that such announcement is necessary or advisable.

74

13.1.2	From and after the Closing Date, the Parties and the Seller’s Guarantor mutually agree that the Confidentiality Agreement will terminate without further action by the parties thereto. Its incorporation by reference into this agreement shall, however, remain unaffected.

13.2	Seller’s confidentiality

Unless previously permitted by the Purchaser or any of the Group Companies, for a period of three (3) years after the Closing Date, the Seller and the Seller’s Guarantor shall keep confidential and not disclose to any third-party and not use any information received or held by the Seller, the Seller’s Guarantor or any of their respective Affiliates, representatives or advisers relating to the Tower Europe Group (including business or trade secrets of the Group Companies and their business), other than those which have become publicly known without any violation of a confidentiality obligation towards the Purchaser or the Group Companies, or which the Seller is required to disclose as necessary to comply with any legal requirements.

13.3	Purchaser’s confidentiality; return of documents

In the event that either Party withdraws (tritt zurück) from this agreement pursuant to clause 4.3 (Rescission Right) above, the Purchaser undertakes to keep confidential all information received from the Seller in connection with the transaction contemplated by this agreement and to return or destroy in accordance with the applicable provisions of the Confidentiality Agreement all documents and information embodied otherwise which it received from the Seller, together with any copies thereof.

14.	Assignment of rights and obligations

This agreement and any rights and obligations hereunder may not be assigned and transferred, in whole or in part, without the prior written consent of the other Parties hereto; provided, that nothing in the foregoing shall prohibit the Purchaser from making any assignment of rights (but, for the avoidance of doubt, not obligations) under this agreement to any of its Affiliates so long as such Affiliate agrees in writing towards the Seller to be bound by all of the terms, conditions and provisions contained in this agreement prior to such transfer of rights, provided, further, no such assignment shall release the Purchaser from its obligations under this agreement. Any purported assignment, hypothecation or transfer in breach of this clause 14 shall be null and void.

75

15.	Seller’s Guarantor and indemnification

15.1	Guarantee

15.1.1	The Seller’s Guarantor hereby irrevocably and unconditionally guarantees, and shall be jointly and severally liable with the Seller and the Loan Seller regarding their obligations under this agreement (gesamtschuldnerische Haftung), by way of an independent promise of guarantee (selbständiges Garantieversprechen) pursuant to sec. 311 para. 1 of the BGB, the full, due and proper fulfilment of all of the obligations of the Seller and the Loan Seller pursuant to this agreement and any other agreement or instrument executed pursuant to this agreement, regardless of any alternations, waivers or extensions to any such agreement or instrument, and further agrees that it shall not be necessary to institute or exhaust remedies or causes of action against the Seller as a condition of the obligations of the Seller’s Guarantor pursuant to this clause 15.1.

15.1.2	The Seller Parties are jointly and severally liable (gesamtschuldnerische Haftung) for the guarantees made by the relevant Seller Party pursuant to clause 6 (Seller Parties’ guarantees).

15.2	Indemnification

Subject to the limitations set forth in this agreement, the Seller’s Guarantor shall (i) indemnify and hold harmless on first demand the Purchaser from any claims brought by the Purchaser against the Seller and/or the Loan Seller and (ii) indemnify the Purchaser or any other members of the Purchaser’s group against any Damages suffered or incurred by any of them as a result of the Seller and/or the Loan Seller’s failure to comply properly and punctually with its obligations under this agreement.

16.	Transfer taxes and costs, costs of advisors

16.1	Transfer taxes and costs

All transfer taxes, including real estate transfer taxes (Grunderwerbsteuer), resulting from the execution or consummation of this agreement shall be borne by the Purchaser. The same shall apply to all fees and other costs in connection with antitrust proceedings and compliance with other regulatory regulations.

76

16.2	VAT

The sale of the Shares and the Intercompany Loan shall not be subject to VAT and the Seller shall not opt for VAT or waive the applicable VAT exemption.

If, however, the sale of the Shares and/or of the Intercompany Loan were subject to VAT, the Purchaser shall pay VAT in addition to the Purchase Price.

16.3	Costs of advisors

Apart from what is set out in clause 16.1 above, each of the Parties and the Seller’s Guarantor shall bear its own costs and expenses incurred in connection with the preparation, execution and consummation of this agreement, including, without limitation, any professional fees, charges and expenses of its advisors. The Seller and the Seller’s Guarantor shall ensure that none of the fees and expenses for which they are responsible will be charged to the Group Companies.

17.	Notices

17.1	Form of notices

Any legal statements and other notices in connection with this agreement (collectively the Notices) shall be made in writing (Schriftform) unless notarisation or any other specific form is required by mandatory law. The written form shall include transmission by electronic mail with acknowledgement of receipt from the recipient by electronic mail, registered post or courier using an internationally recognized courier company. A notice shall be effective upon receipt and shall be deemed to have been received (i) at the time of delivery, if delivered by hand, (ii) at the time of first delivery, if delivered by registered post or courier or (iii) at the time of transmission if delivered by electronic mail; provided that in either case, where delivery occurs outside working hours, notice shall be deemed to have been received at the start of working hours on the next following Business Day.

17.2	Notices to the Seller

Any Notices to be delivered to the Seller hereunder shall be addressed as follows:

Tower Automotive Holdings III Coöperatie U.A.

c/o Tower International, Inc.

Attn.: Jeffrey L. Kersten and Nanette Dudek

17672 N. Laurel Park Drive, Suite 400E

77

Livonia, MI 48152

USA

Email: kersten.jeff@towerinternational.com / dudek.nanette@towerinternational.com (for information purposes only)

with a copy to its advisor (for information purposes only):

Freshfields Bruckhaus Deringer LLP

Attn.: Dr. Kai Hasselbach / Dr. Ralph Kogge

Maximiliansplatz 13

80333 München

Germany

Email: kai.hasselbach@freshfields.com / ralph.kogge@freshfields.com

17.3	Notices to Loan Seller

Any Notices to be delivered to the Loan Seller hereunder shall be addressed as follows:

Tower Automotive Holdings USA, LLC

c/o Tower International, Inc.

Attn.: Jeffrey L. Kersten and Nanette Dudek

17672 N. Laurel Park Drive, Suite 400E

Livonia, MI 48152

USA

Email: kersten.jeff@towerinternational.com / dudek.nanette@towerinternational.com (for information purposes only)

with a copy to its advisor (for information purposes only):

Freshfields Bruckhaus Deringer LLP

Attn.: Dr. Kai Hasselbach / Dr. Ralph Kogge

Maximiliansplatz 13

80333 München

Germany

Email: kai.hasselbach@freshfields.com / ralph.kogge@freshfields.com

17.4	Notices to the Purchaser

Any Notices to be delivered to the Purchaser hereunder shall be addressed as follows:

78

Financière Snop-Dunois

Attn.: Michel-Henri Pinaire / Jean-François Le Bos

22 avenue des Nations

BP 56314 Villepinte

95940 Roissy CDG Cedex

France

Email: michel.henri.pinaire@snop.eu / jflebos@snop.eu

with a copy to its advisor (for information purposes only):

Sullivan & Cromwell LLP

Attn.: Olivier de Vilmorin / Dr. York Schnorbus

51 rue La Boétie

75008 Paris

France

Email: devilmorino@sullcrom.com / schnorbusy@sullcrom.com

17.5	Notices to the Seller’s Guarantor

Any Notices to be delivered to the Seller’s Guarantor hereunder shall be addressed as follows:

Tower International, Inc.

Attn.: Jeff Kersten and Nanette Dudek

17672 N. Laurel Park Drive, Suite 400E

Livonia, MI 48152

USA

Email: kersten.jeff@towerinternational.com / dudek.nanette@towerinternational.com (for information purposes only)

with a copy to its advisor (for information purposes only):

Freshfields Bruckhaus Deringer LLP

Attn.: Dr. Kai Hasselbach / Dr. Ralph Kogge

Maximiliansplatz 13

80333 München

Germany

Email: kai.hasselbach@freshfields.com / ralph.kogge@freshfields.com

79

17.6	Change of address

The Parties and the Seller’s Guarantor shall communicate in writing changes in any of the addresses set forth in clauses 17.2 through 17.5 as soon as possible to the other Party and the Seller’s Guarantor. In the absence of such communication, the address stated above shall remain in place.

17.7	Copies to advisors

The receipt of copies of Notices hereunder by the advisors of the Parties and the Seller’s Guarantor shall not constitute or substitute the receipt of such communication by the Parties and the Seller’s Guarantor themselves, irrespective of whether the delivery of such copy was mandated by this agreement.

18.	Miscellaneous

18.1	Governing law

This agreement shall be governed by, and construed in accordance with, the laws of Germany except for the transfer in rem of the Shares which shall be governed by the laws of the Netherlands and the assignment of the Intercompany Loan which shall be governed by the laws of the State of Delaware (USA). The form of this agreement shall be governed by French law. For the avoidance of doubt, notarization provisions of German law and other provisions of German law regarding the form of the transfer of the Shares which are not otherwise applicable to transfers of shares in Dutch companies shall not apply.

18.2	Disputes

18.2.1	Unless the Parties agree otherwise in writing, all disputes arising out of or in connection with this agreement or its validity shall be finally settled in accordance with the Arbitration Rules of the German Arbitration Institute (DIS), as in effect from time to time, without recourse to the ordinary courts of law. The arbitral tribunal shall be comprised of three members. The seat of arbitration is Frankfurt am Main, Germany. The language of the arbitration shall be English. Written evidence may be submitted in English or German. The rules of law applicable to the merits shall be German law.

80

18.2.2	The award rendered by the arbitration shall be final and binding upon the Parties. Any judgment upon the award of the arbitration may be entered in any court having jurisdiction thereof. Notwithstanding the foregoing, the right of either Party to file for temporary relief at the ordinary courts remains unaffected and place of jurisdiction in such case shall be Frankfurt am Main, Germany. In the event that mandatory law requires the adjudication of a dispute arising out of or in connection with the agreement by an ordinary court, exclusive jurisdiction – to the extent legally permissible – shall be with the competent courts in Frankfurt am Main, Germany.

18.3	Business Day

Business Day means a day (other than a Saturday or Sunday) on which banks are open for business in Paris (France), Amsterdam (the Netherlands), Cologne (Germany), Frankfurt am Main (Germany) and New York (USA).

18.4	Amendments to this agreement

Any amendment, supplement (Ergänzung) or termination (Aufhebung) of this agreement, including this provision, shall be valid only if made in writing, except where notarisation or any other stricter form is required by law. Clause 17.1 sentences 2 and 3 above shall apply mutatis mutandis.

18.5	Third-party enforcement rights

Except as expressly stipulated in this agreement, this agreement shall not grant any right to persons who are not a party to this agreement. To the extent this agreement expressly grants rights to third-parties, the Parties and the Seller’s Guarantor shall be permitted to change or exclude such rights at any time without the consent of the respective third-party.

18.6	Acknowledgement of Notary

The Parties acknowledge and agree that with reference to the Rules of Professional Conduct (Verordening beroeps- en gedragsregels) of the Royal Dutch Organisation of Civil Law Notaries (Koninklijke Notariële Beroepsorganisatie), (i) the Notary will execute the notarial deeds connected with this agreement and that (ii) the Notary is related to De Brauw Blackstone Westbroek N.V. as civil law notary.

81

18.7	Headings; references to German legal terms; interpretation; references to clauses

18.7.1	The headings and sub-headings of the clauses and paragraphs contained in this agreement are for convenience and reference purposes only. They shall be disregarded for purposes of interpretation of this agreement.

18.7.2	Where a set of facts is to be analyzed by reference to the laws of a foreign jurisdiction, any reference in this agreement to any German legal term shall be deemed to include a reference to the equivalent (funktionsgleich) legal term under the laws of such jurisdiction. Where foreign law does not provide for any corresponding legal term, such legal term as functionally comes closest to the German legal term shall be used instead.

18.7.3	Where the English wording of this agreement is followed by a German legal term set in parenthesis and in italics, the German legal term shall prevail.

18.7.4	Unless the context requires otherwise, the phrases “including”, “including, in particular” and “in particular” shall be interpreted to be non-restrictive and without limitation.

18.7.5	Any reference made in this agreement to any clauses without further indication of a law or an agreement shall mean clauses of this agreement.

18.8	Annexes

All exhibits to this agreement form an integral part of this agreement.

18.9	Entire Agreement

This agreement constitutes the entire agreement between the Parties with respect to the subject matter covered thereby and supersedes all previous agreements and understandings, whether written or verbal, between the Parties with respect to the subject matter of this agreement or parts thereof.

18.10	Severability

Should any provision of this agreement be or become, in whole or in part, void (nichtig), ineffective (unwirksam) or unenforceable (undurchsetzbar), the validity, effectiveness and enforceability of the remaining provisions of this agreement shall not be affected. Any such invalid, ineffective or unenforceable provision shall be deemed replaced by such valid, effective and enforceable provision as comes closest to the economic intent and purpose of the invalid, ineffective or unenforceable provision as regards the subject-matter, extent (Maß), time, place and scope (Geltungsbereich) of the relevant provision. The aforesaid shall apply mutatis mutandis to any gap (Lücke) that may be found to exist in this agreement.

[signature pages to follow]

82

Executed in counterparts, on 6 December 2018.

Tower Automotive Holdings III Coöperatie U.A.,		Tower Automotive Holdings USA, LLC,
in Livonia, Michigan, USA		in Livonia, Michigan, USA

/s/ Dennis C. Pike		/s/ Jeffrey L. Kersten
By:	Dennis. C. Pike	By:	Jeffrey L. Kersten
Title:	Managing Director	Title:	Vice President

/s/ Jeffrey L. Kersten
By:	Jeffrey L. Kersten
Title:	Managing Director

Financière SNOP Dunois S.A.,		Tower International, Inc.,
in Cologne (Germany)		in Livonia, Michigan, USA

/s/ Michel Henri Pinaire		/s/ Jeffrey L. Kersten
By:	Michel Henri Pinaire	By:	Jeffrey L. Kersten
Title:	President and CEO	Title:	Executive Vice President and CFO

83